Exhibit C-9

BUDGET 2024

Tax Measures: Supplementary Information

BUDGET 2024 Tax Measures: Supplementary Information

©His Majesty the King in Right of Canada (2024)

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F1-24/2024E-2-PDF

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Tax Measures:

Supplementary Information

Table of Contents

Overview	3

Personal Income Tax Measures	6

Lifetime Capital Gains Exemption	6

Canadian Entrepreneurs’ Incentive	6

Capital Gains Inclusion Rate	7

Volunteer Firefighters and Search and Rescue Volunteers Tax Credits	8

Mineral Exploration Tax Credit	8

Alternative Minimum Tax	9

Canada Child Benefit	11

Disability Supports Deduction	11

Employee Ownership Trust Tax Exemption	12

Charities and Qualified Donees	14

Home Buyers’ Plan	16

Qualified Investments for Registered Plans	17

Deduction for Tradespeople’s Travel Expenses	18

Indigenous Child and Family Services Settlement	18

Business Income Tax Measures	19

Clean Electricity Investment Tax Credit	19

Polymetallic Extraction and Processing	26

Accelerated Capital Cost Allowance	27

Canada Carbon Rebate for Small Businesses	29

Interest Deductibility Limits – Purpose-Built Rental Housing	30

Non-Compliance with Information Requests	31

Avoidance of Tax Debts	33

Reportable and Notifiable Transactions Penalty	34

Mutual Fund Corporations	35

Synthetic Equity Arrangements	36

Manipulation of Bankrupt Status	36

International Tax Measures	37

Crypto-Asset Reporting Framework and the Common Reporting Standard	37

Tax Measures: Supplementary Information 1

Withholding for Non-Resident Service Providers	39

Sales and Excise Tax Measures	40

Extending GST Relief to Student Residences	40

GST/HST on Face Masks and Face Shields	42

Tobacco and Vaping Product Taxation	42

Other Tax Measures	45

Fuel, Alcohol, Cannabis, and Tobacco Sales Tax Framework	45

Previously Announced Measures	46

Notices of Ways and Means Motions	49

Notice of Ways and Means Motion to amend the Income Tax Act and the Income Tax Regulations	49

Notice of Ways and Means Motion to amend the Excise Tax Act and Other Legislation	69

Notice of Ways and Means Motion to amend the Excise Act, 2001 and Other Related Texts	71

Overview

This annex provides detailed information on tax measures proposed in the Budget.

Table 1 lists these measures and provides estimates of their fiscal impact.

The annex also provides Notices of Ways and Means Motions to amend the Income Tax Act, the Excise Tax Act, the Excise Act, 2001, the Air Travellers Security Charge Act, the Select Luxury Items Tax Act, the Underused Housing Tax Act and draft amendments to various regulations.

In this annex, all references to “Budget Day” are to be read as references to the day on which this Budget is presented.

Tax Measures: Supplementary Information 3

Table 1

Revenue Impacts of Proposed Tax Measures1, 2

(millions of dollars)

	2023– 2024	2024– 2025	2025– 2026	2026– 2027	2027– 2028	2028– 2029	Total

Personal Income Tax

Lifetime Capital Gains Exemption	-	150	215	220	225	230	1,040

Canadian Entrepreneurs’ Incentive	-	35	140	150	150	150	625

Capital Gains Inclusion Rate

Personal Income Tax	-	-1,955	-2,050	-760	-1,775	-2,265	-8,805

Corporate Income Tax	-	-4,945	-1,320	385	-1,885	-2,785	-10,550

Total	-	-6,900	-3,370	-375	-3,660	-5,050	-19,355

Volunteer Firefighters and Search and Rescue Volunteers Tax Credits	5	20	20	20	20	20	105

Mineral Exploration Tax Credit	-	95	-30	-	-	-	65

Alternative Minimum Tax	35	131	122	113	113	108	622

Canada Child Benefit	-	1	3	3	4	4	15

Disability Supports Deduction	-	1	1	1	1	1	5

Employee Ownership Trust Tax Exemption	-	-	-	-	-	-	-

Charities and Qualified Donees	-	-	-	-	-	-	-

Home Buyers’ Plan	5	20	20	20	15	10	90

Qualified Investments for Registered Plans	-	-	-	-	-	-	-

Deduction for Tradespeople’s Travel Expenses	-	-	-	-	-	-	-

Indigenous Child and Family Services Settlement	-	-	-	-	-	-	-

Business Income Tax

Clean Electricity Investment Tax Credit	-	980	1,230	1,410	1,630	1,985	7,235

Less: Funds Previously Provisioned in the Fiscal Framework	-	-800	-1,405	-1,905	-2,205	-2,405	-8,720

Polymetallic Extraction and Processing	5	150	125	110	150	165	705

Less: Funds Previously Provisioned in the Fiscal Framework	-5	-140	-110	-95	-125	-135	-610

Accelerated Capital Cost Allowance

Purpose-Built Rental Housing	-	1	25	140	335	585	1,086

Productivity-Enhancing Assets	-	755	855	490	-795	-580	725

Canada Carbon Rebate for Small Businesses	-	2,570	625	-	-	-	3,195

Less: Funds Previously Provisioned in the Fiscal Framework		-1,285	-1,910	-	-	-	-3,195

Interest Deductibility Limits – Purpose-Built Rental Housing	-	-	-	-	-	-	-

Non-Compliance with Information Requests	-	-	-	-	-	-	-

Avoidance of Tax Debts	-	-	-	-	-	-	-

Reportable and Notifiable Transactions Penalty	-	-	-	-	-	-	-

Table 1

Revenue Impacts of Proposed Tax Measures1, 2

(millions of dollars)

	2023– 2024	2024– 2025	2025– 2026	2026– 2027	2027– 2028	2028– 2029	Total

Mutual Fund Corporations	-	-	-	-	-	-	-

Synthetic Equity Arrangements	-	-	-	-	-	-	-

Manipulation of Bankrupt Status	-	-85	-85	-85	-85	-85	-425

International Tax Measures

Crypto-Asset Reporting Framework and the Common Reporting Standard	-	-	-	-	-	-	-

Withholding for Non-Resident Service Providers	-	-	-	-	-	-	-

Sales and Excise Tax Measures

Extending GST Relief to Student Residences	-	1	3	5	5	5	19

GST/HST on Face Masks and Face Shields	-	-	-	-	-	-	-

Tobacco and Vaping Product Taxation	-	-325	-350	-340	-330	-320	-1,665

Other Tax Measures

Fuel, Alcohol, Cannabis, and Tobacco Sales Tax Framework	-	-	-	-	-	-	-
[1]	A positive amount represents a decrease in revenue; a negative amount represents an increase in revenue.
[2]	A “–” indicates a nil amount, a small amount (less than $500,000) or an amount that cannot be determined in respect of a measure that is intended to protect the tax base.

Tax Measures: Supplementary Information 5

Personal Income Tax Measures

Lifetime Capital Gains Exemption

The income tax system provides an individual with a lifetime tax exemption for capital gains realized on the disposition of qualified small business corporation shares and qualified farm or fishing property. The amount of the Lifetime Capital Gains Exemption (LCGE) is $1,016,836 in 2024 and is indexed to inflation.

Budget 2024 proposes to increase the LCGE to apply to up to $1.25 million of eligible capital gains. This measure would apply to dispositions that occur on or after June 25, 2024. Indexation of the LCGE would resume in 2026.

Canadian Entrepreneurs’ Incentive

Budget 2024 proposes to introduce the Canadian Entrepreneurs’ Incentive. This incentive would reduce the tax rate on capital gains on the disposition of qualifying shares by an eligible individual. Specifically, this incentive would provide for a capital gains inclusion rate that is one half the prevailing inclusion rate, on up to $2 million in capital gains per individual over their lifetime.

The lifetime limit would be phased in by increments of $200,000 per year, beginning on January 1, 2025, before ultimately reaching a value of $2 million by January 1, 2034.

Under the two-thirds capital gains inclusion rate proposed in Budget 2024, this measure would result in an inclusion rate of one third for qualifying dispositions. This measure would apply in addition to any available capital gains exemption.

A share of a corporation would be a qualifying share if certain conditions are met, including all the following conditions:

–	At the time of sale, it was a share of the capital stock of a small business corporation (for the purposes of the Income Tax Act) owned directly by the claimant.

–

Throughout the 24-month period immediately before the disposition of the share, it was a share of a Canadian-Controlled Private Corporation and more than 50 per cent of the fair market value of the assets of the corporation were:

-	used principally in an active business carried on primarily in Canada by the Canadian-Controlled Private Corporation, or by a related corporation,

-	certain shares or debts of connected corporations, or

-	a combination of these two types of assets.

–	The claimant was a founding investor at the time the corporation was initially capitalized and held the share for a minimum of five years prior to disposition.

–

At all times since the initial share subscription until the time that is immediately before the sale of the shares, the claimant directly owned shares amounting to more than 10 per cent of the fair market value of the issued and outstanding capital stock of the corporation and giving the individual more than 10 per cent of the votes that could be cast at an annual meeting of the shareholders of the corporation.

–

Throughout the five-year period immediately before the disposition of the share, the claimant must have been actively engaged on a regular, continuous, and substantial basis in the activities of the business.

–

The share does not represent a direct or indirect interest in a professional corporation, a corporation whose principal asset is the reputation or skill of one or more employees, or a corporation that carries on certain types of businesses including a business:

-	operating in the financial, insurance, real estate, food and accommodation, arts, recreation, or entertainment sector; or

-	providing consulting or personal care services.

–	The share must have been obtained for fair market value consideration.

Coming Into Force

This measure would apply to dispositions that occur on or after January 1, 2025.

Capital Gains Inclusion Rate

One half of a capital gain is included in computing a taxpayer’s income. This is referred to as the capital gains inclusion rate. The current one-half inclusion rate also applies to capital losses.

Budget 2024 proposes to increase the capital gains inclusion rate from one half to two thirds for corporations and trusts, and from one half to two thirds on the portion of capital gains realized in the year that exceed $250,000 for individuals, for capital gains realized on or after June 25, 2024.

The $250,000 threshold would effectively apply to capital gains realized by an individual, either directly or indirectly via a partnership or trust, net of any:

-	current-year capital losses;

-	capital losses of other years applied to reduce current-year capital gains; and

-	capital gains in respect of which the Lifetime Capital Gains Exemption, the proposed Employee Ownership Trust Exemption or the proposed Canadian Entrepreneurs’ Incentive is claimed.

Claimants of the employee stock option deduction would be provided a one-third deduction of the taxable benefit to reflect the new capital gains inclusion rate, but would be entitled to a deduction of one half the taxable benefit up to a combined limit of $250,000 for both employee stock options and capital gains.

Tax Measures: Supplementary Information 7

Net capital losses of prior years would continue to be deductible against taxable capital gains in the current year by adjusting their value to reflect the inclusion rate of the capital gains being offset. This means that a capital loss realized prior to the rate change would fully offset an equivalent capital gain realized after the rate change.

For tax years that begin before and end on or after June 25, 2024, two different inclusion rates would apply. As a result, transitional rules would be required to separately identify capital gains and losses realized before the effective date (Period 1) and those realized on or after the effective date (Period 2). For example, taxpayers would be subject to the higher inclusion rate in respect of the portion of their net gains arising in Period 2 that exceed the $250,000 threshold, to the extent that these net gains are not offset by a net loss incurred in Period 1 or any other taxation years.

The annual $250,000 threshold for individuals would be fully available in 2024 (i.e., it would not be prorated) and would apply only in respect of net capital gains realized in Period 2.

Other consequential amendments would also be made to reflect the new inclusion rate. Additional design details will be released in the coming months.

Volunteer Firefighters and Search and Rescue Volunteers Tax Credits

The Volunteer Firefighters Tax Credit and the Search and Rescue Volunteers Tax Credit allow individuals who performed at least 200 hours of combined volunteer service during the year as a volunteer firefighter or a search and rescue volunteer to claim a 15-per-cent non-refundable tax credit based on an amount of $3,000.

Budget 2024 proposes to double the credit amount for the Volunteer Firefighters Tax Credit and the Search and Rescue Volunteers Tax Credit to $6,000. This would increase the maximum tax relief to $900. This enhancement would apply to the 2024 and subsequent taxation years.

Mineral Exploration Tax Credit

Flow-through shares allow resource companies to renounce or “flow through” tax expenses associated with their Canadian exploration activities to investors, who can deduct the expenses in calculating their own taxable income. The Mineral Exploration Tax Credit provides an additional income tax benefit for individuals who invest in mining flow-through shares, which augments the tax benefits associated with the amounts that are flowed through. This tax credit provides support to junior mining companies engaged in certain grassroots mineral exploration. The tax credit is equal to 15 per cent of the specified mineral exploration expenses incurred in Canada and renounced to flow-through share investors. The Mineral Exploration Tax Credit is legislated to expire on March 31, 2024.

As announced on March 28, the government proposes to extend eligibility for the Mineral Exploration Tax Credit for one year, to flow-through share agreements entered into on or before March 31, 2025.

Strategic Environmental Assessment Statement

Mineral exploration, as well as new mining and related processing activities that could follow from successful exploration efforts, can be associated with a variety of environmental impacts to soil, water and air and, as a result, could have an impact on the targets and actions in the Federal Sustainable Development Strategy. All such activity, however, is subject to applicable federal and provincial environmental regulations, including project-specific environmental assessments where required.

Alternative Minimum Tax

The Alternative Minimum Tax (AMT) is a parallel tax calculation that allows fewer tax credits, deductions, and exemptions than under the ordinary personal income tax rules. Taxpayers pay either regular tax or AMT, whichever is highest.

Budget 2023 announced amendments to the Income Tax Act that would change the AMT calculation. Draft legislative proposals to implement these changes were published for consultation in the summer of 2023.

Budget 2024 proposes to make further changes to the AMT proposals, as described below.

Changes to the Tax Treatment of Charitable Donations

Budget 2024 proposes that the tax treatment of charitable donations be revised to allow individuals to claim 80 per cent (instead of the previously proposed 50 per cent) of the Charitable Donation Tax Credit when calculating AMT.

Additional Amendments

Budget 2024 proposes several additional amendments to the AMT proposals. These amendments would:

–	fully allow deductions for the Guaranteed Income Supplement, social assistance, and workers’ compensation payments;

–	allow individuals to fully claim the federal logging tax credit under the AMT;

–	fully exempt Employee Ownership Trusts from the AMT; and

–

allow certain disallowed credits under the AMT to be eligible for the AMT carry-forward (i.e., the federal political contribution tax credit, investment tax credits, and labour-sponsored funds tax credit).

Budget 2024 also proposes several technical amendments to the AMT legislative proposals.

Tax Measures: Supplementary Information 9

Proposed Exemption for Certain Trusts for the Benefit of Indigenous Groups

Budget 2024 proposes to provide an exemption from the AMT for trusts established under:

a)	a law of Canada or a province if the trust is for the benefit of an Indigenous group, community, or people that holds rights recognized and affirmed by section 35 of the Constitution Act, 1982, or

b)

a treaty or a settlement agreement between His Majesty in right of Canada, or His Majesty in right of a province, and an Indigenous group, community, or people recognized and affirmed by section 35 of the Constitution Act, 1982, provided that all or substantially all of the contributions to the trust before the end of the year are amounts paid under the law, treaty, or settlement agreement described in paragraph (a) or (b), or are reasonably traceable to those amounts.

An exemption from the AMT would also be provided for trusts where the beneficiaries are any combination of the following persons or entities:

a)	all of the members of a recognized Indigenous group, community or people that holds rights recognized and affirmed by section 35 of the Constitution Act, 1982;

b)

a public body performing a function of government in Canada (within the meaning of the Income Tax Act) in relation to an Indigenous group, community, or people that holds rights recognized and affirmed by section 35 of the Constitution Act, 1982;

c)

a registered charity or a non-profit organization that is organized and operated primarily for health, education, social welfare, or community improvement for the benefit of the members of an Indigenous group, community, or people that holds rights recognized and affirmed by section 35 of the Constitution Act, 1982;

d)

a corporation, all of the shares or capital of which are owned by any combination of persons or entities described in paragraph (b) or (c) above, a Settlement Trust, or another corporation meeting this definition; or

e)	a Settlement Trust.

The government is interested in stakeholders’ views on these proposed exemptions for Indigenous settlement and community trusts. Interested parties are invited to send written representations to the Department of Finance Canada, Tax Policy Branch at consultation.legislation@fin.gc.ca by June 28, 2024.

Coming Into Force

These amendments would apply to taxation years that begin on or after January 1, 2024 (i.e., the same day as the broader AMT amendments).

Canada Child Benefit

The Canada Child Benefit (CCB) is an income-tested benefit that is paid monthly and provides support for eligible families with children under the age of 18.

A CCB recipient becomes ineligible for the CCB in respect of a child the month following the child’s death. To ensure benefit amounts reflect up-to-date information on family circumstances, a CCB recipient is required to notify the Canada Revenue Agency (CRA) before the end of the month following the month of their child’s death. Notifications of a child’s death are also provided to the CRA by provincial/territorial vital statistics agencies.

Delays in receiving notification of a child’s death can result in the clawing back of CCB payments in respect of the deceased child for a few months after their death.

Budget 2024 proposes to amend the Income Tax Act to extend eligibility for the CCB in respect of a child for six months after the child’s death (the “extended period”), if the individual would have otherwise been eligible for the CCB in respect of that particular child.

–

For example, if a child dies in July, the child’s primary caregiver would be eligible to receive the CCB in respect of this child for August through January under the proposed change, provided all eligibility criteria are met.

The CCB entitlement for each month during the extended period would be based on the age of the child in that particular month as if the child were still alive and would reflect the other family circumstances that apply in that month (e.g., marital status). CCB overpayments unrelated to the death of a child would still need to be repaid.

A CCB recipient would still be required to notify the CRA of their child’s death before the end of the month following the month of their child’s death to ensure that there are no overpayments after the new extended period of six months ends.

The extended period would also apply to the Child Disability Benefit, which is paid with the CCB in respect of a child eligible for the Disability Tax Credit.

This measure would be effective for deaths that occur after 2024.

Disability Supports Deduction

The Disability Supports Deduction allows individuals who have an impairment in physical or mental functions to deduct certain expenses that enable them to earn business or employment income or to attend school.

Tax Measures: Supplementary Information 11

In order for an expense to qualify, it must be specified in the Income Tax Act and a medical practitioner must either prescribe the expense or otherwise certify in writing that the expense is required.

Budget 2024 proposes to expand the list of expenses recognized under the Disability Supports Deduction, subject to the specified conditions:

–	Where an individual has a severe and prolonged impairment in physical functions:

-	the cost of an ergonomic work chair, including related amounts paid for an ergonomic assessment to a person engaged in the business of providing such services;

-	the cost of a bed positioning device, including related amounts paid for an ergonomic assessment to a person engaged in the business of providing such services; and

-	the cost of purchasing a mobile computer cart.

–	Where an individual has an impairment in physical or mental functions:

-	the cost of purchasing an alternative input device to allow the individual to use a computer; and

-	the cost of purchasing a digital pen device to allow the individual to use a computer.

–	Where an individual has a vision impairment, the cost of purchasing a navigation device for low vision.

–	Where an individual has an impairment in mental functions, the cost of purchasing memory or organizational aids.

Budget 2024 also proposes that expenses for service animals, as defined under the Medical Expense Tax Credit rules in the Income Tax Act, be recognized under the Disability Supports Deduction. Taxpayers would be able to choose to claim an expense under either the Medical Expense Tax Credit or the Disability Supports Deduction.

This measure would apply to the 2024 and subsequent taxation years.

Employee Ownership Trust Tax Exemption

Budget 2023 proposed tax rules to facilitate the creation of employee ownership trusts (EOTs). These legislative proposals are currently before Parliament in Bill C- 59. The 2023 Fall Economic Statement proposed to exempt the first $10 million in capital gains realized on the sale of a business to an EOT from taxation, subject to certain conditions.

Budget 2024 provides further details on the proposed exemption and conditions.

Qualifying Conditions

The exemption would be available to an individual (other than a trust) on the sale of shares to an EOT where the following conditions are met:

–

The individual, a personal trust of which the individual is a beneficiary, or a partnership in which the individual is a member, disposes of shares of a corporation that is not a professional corporation.

–

The transaction is a qualifying business transfer (as defined in the proposed rules for EOTs) in which the trust acquiring the shares is not already an EOT or a similar trust with employee beneficiaries.

–	Throughout the 24 months immediately prior to the qualifying business transfer:

-	the transferred shares were exclusively owned by the individual claiming the exemption, a related person, or a partnership in which the individual is a member; and

-	over 50 per cent of the fair market value of the corporation’s assets were used principally in an active business.

–

At any time prior to the qualifying business transfer, the individual (or their spouse or common-law partner) has been actively engaged in the qualifying business on a regular and continuous basis for a minimum period of 24 months.

–	Immediately after the qualifying business transfer, at least 90 per cent of the beneficiaries of the EOT must be resident in Canada.

If the above conditions are satisfied, the individual would be able to claim an exemption for up to $10 million in capital gains from the sale.

If multiple individuals disposed of shares to an EOT as part of a qualifying business transfer and met the conditions described above, they may each claim the exemption, but the total exemption in respect of the qualifying business transfer cannot exceed $10 million. The individuals would be required to agree on how to allocate the exemption.

Disqualifying Events

If a disqualifying event occurs within 36 months of the qualifying business transfer, the exemption would not be available. Where the individual has already claimed the exemption, it would be retroactively denied.

A disqualifying event would occur if an EOT loses its status as an EOT or if less than 50 per cent of the fair market value of the qualifying business’ shares is attributable to assets used principally in an active business at the beginning of two consecutive taxation years of the corporation.

Tax Measures: Supplementary Information 13

If the disqualifying event occurs more than 36 months after a qualifying business transfer, the EOT would be deemed to realize a capital gain equal to the total amount of exempt capital gains.

Alternative Minimum Tax

Capital gains exempted through this measure would be subject to an inclusion rate of 30 per cent for the purposes of the alternative minimum tax, similar to the treatment for gains eligible for the lifetime capital gains exemption.

Administration

In order for an individual to claim an exemption on the sale to an EOT, the EOT (and any corporation owned by the EOT that acquired the transferred shares) and the individual would need to elect to be jointly and severally, or solidarily, liable for any tax payable by the individual as a result of the exemption being denied due to a disqualifying event within the first 36 months after a qualifying business transfer. As discussed above, following the 36-month period, the trust would be solely liable for tax realized on the deemed capital gain arising on a disqualifying event.

The normal reassessment period of an individual for a taxation year in respect of this exemption is proposed to be extended by three years.

Worker Cooperatives

Budget 2024 also proposes to expand qualifying business transfers to include the sale of shares to a worker cooperative corporation. The worker cooperative would generally need to meet the definition set out under the Canada Cooperatives Act.

Provided the relevant requirements are met, this would allow an individual to claim an exemption on selling a business to a worker cooperative.

A qualifying business transfer to a worker cooperative would also be eligible for the 10-year capital gains reserve and the 15-year exception to the shareholder loan and interest benefit rules announced in Budget 2023.

Additional details on this aspect of the exemption will be released in the coming months.

Coming into Force

This measure would apply to qualifying dispositions of shares that occur between January 1, 2024 and December 31, 2026.

Charities and Qualified Donees

Budget 2024 proposes to amend the Income Tax Act and Income Tax Regulations to improve the operation of the rules related to registered charities and other qualified donees.

Foreign Charities Registered as Qualified Donees

The Income Tax Act allows a foreign charity to be registered as a qualified donee for a temporary 24-month period. To be eligible for registration, a foreign charity must have received a gift from His Majesty in right of Canada, and be pursuing activities relating to urgent humanitarian aid, disaster relief, or activities in the national interest of Canada.

Budget 2024 proposes to extend the period for which qualifying foreign charities are granted status as a qualified donee from 24 months to 36 months. In addition, foreign charities would be required to submit an annual information return to the Canada Revenue Agency (CRA) that includes the total amount of receipts issued to Canadian donors, the total amount of gifts received from qualified donees, and information on how those funds were used. This information would be made publicly available.

Modernizing Service

Budget 2024 proposes various amendments to the Income Tax Act to help simplify and modernize the way in which the CRA provides services and communicates information relating to registered charities and other qualified donees.

Budget 2024 proposes to permit the CRA to communicate certain official notices digitally, where the charity has opted to receive information from the CRA electronically. Registered charities that have not opted to receive information electronically would receive official notices, other than compliance-related notices, by regular mail. Those charities would continue to receive compliance-related notices, including notices of intention to revoke, annul, or suspend a charity’s registration, by registered mail.

Currently, the revocation of the registration of a charity or other qualified donee is effective upon publication in the Canada Gazette. Budget 2024 proposes to remove this requirement. Instead, the revocation of registration would become effective upon the publication of an official notice of revocation on a government webpage.

Budget 2024 also proposes to remove the requirement that certain objections be addressed directly to the Assistant Commissioner of the CRA’s Appeals Branch.

Donation Receipts

Registered charities and qualified donees can issue official donation receipts for gifts that they receive. The Income Tax Act and the Income Tax Regulations set out the minimum requirements for a receipt to be valid and the processes that must be followed when issuing receipts.

Budget 2024 proposes a number of changes to simplify the issuance of official donation receipts and to align the process for issuing receipts with modern practices of charities.

Tax Measures: Supplementary Information 15

Budget 2024 proposes to remove the requirement that official donation receipts contain:

–	the place of issuance of the receipt;

–	the name and address of the appraiser, if an appraisal of the donated property has been done; and

–	the middle initial of the donor.

Budget 2024 also proposes to allow charities to mark a donation receipt as “void”, as an alternative to the term “cancelled”, where a receipt has been spoiled, as well as removing the requirement that it be stored with a duplicate copy.

Budget 2024 also proposes to update the regulations to expressly permit charities to issue official donation receipts electronically, provided that they contain all required information, they are issued in a secure and non-editable format, and the charity maintains an electronic copy of the receipts.

Coming into Force

Measures relating to the extension of the registration period for foreign charities would apply to foreign charities registered after Budget Day. New reporting requirements for foreign charities would apply to taxation years beginning after Budget Day.

All remaining measures would apply upon royal assent.

Home Buyers’ Plan

The home buyers’ plan (HBP) helps eligible home buyers save for a down payment by allowing them to withdraw up to $ 35,000 from a registered retirement savings plan (RRSP) to purchase or build their first home, or a home for a specified disabled individual, without having to pay tax on the withdrawal. Eligible home buyers purchasing a home jointly may each withdraw up to $35,000 from their own RRSP under the HBP.

Amounts withdrawn under the HBP must be repaid to an RRSP over a period not exceeding 15 years, starting the second year following the year in which a first withdrawal was made. Otherwise, amounts due for repayment within a specific year are taxable as income for that year.

Increasing the withdrawal limit

Budget 2024 proposes to increase the withdrawal limit from $35,000 to $60,000. This increase would also apply to withdrawals made for the benefit of a disabled individual.

This measure would apply to the 2024 and subsequent calendar years in respect of withdrawals made after Budget Day.

Temporary repayment relief

Budget 2024 proposes to temporarily defer the start of the 15-year repayment period by an additional three years for participants making a first withdrawal between January 1, 2022, and December 31, 2025. Accordingly, the 15-year repayment period would start the fifth year following the year in which a first withdrawal was made.

Qualified Investments for Registered Plans

Registered Retirement Savings Plans (RRSPs), Registered Retirement Income Funds (RRIFs), Tax-Free Savings Accounts (TFSAs), Registered Education Savings Plans (RESPs), Registered Disability Savings Plans (RDSPs), First Home Savings Accounts (FHSAs), and Deferred Profit Sharing Plans (DPSPs) can invest only in qualified investments for those plans. A broad range of assets are qualified investments, including mutual funds, publicly traded securities, government and corporate bonds, and guaranteed investment certificates.

Introduced in 1966, the qualified investment rules have been incrementally expanded to include more than 40 types of assets and to reflect the introduction of new types of registered plans (including TFSAs in 2009 and FHSAs in 2023). However, this incremental approach has resulted in qualified investment rules that can be inconsistent or difficult to understand in some cases. For example:

–	Different registered plans have slightly different rules for making investments in small businesses.

–	Certain types of annuities are qualified investments only for RRSPs, RRIFs, and RDSPs.

–	Certain pooled investment products are qualified investments only if they are registered with the Canada Revenue Agency (known as “registered investments”).

Budget 2024 invites stakeholders to provide suggestions on how the qualified investment rules could be modernized on a prospective basis to improve the clarity and coherence of the registered plans regime. Specific issues under consideration include:

–	Whether and how the rules relating to investments in small businesses could be harmonized to apply consistently to all registered savings plans.

–	Whether annuities that are qualified investments only for RRSPs, RRIFs, and RDSPs should continue to be qualified investments.

–

Whether the conditions that certain pooled investment products must meet to be a qualified investment are appropriate, including the ongoing value of maintaining a formal registration process for registered investments.

–	Whether and how qualified investment rules could promote an increase in Canadian-based investments.

Tax Measures: Supplementary Information 17

–	Whether crypto-backed assets are appropriate as qualified investments for registered savings plans.

Stakeholders are invited to submit comments to QI-consultation-PA@fin.gc.ca by July 15, 2024.

Deduction for Tradespeople’s Travel Expenses

Eligible tradespeople and apprentices in the construction industry are currently able to deduct up to $4,000 in eligible travel and relocation expenses per year by claiming the Labour Mobility Deduction for Tradespeople. A private member’s bill was introduced in the 44th Parliament (Bill C-241) to enact an alternative deduction for certain travel expenses of tradespeople in the construction industry, with no cap on expenses, retroactive to the 2022 taxation year.

Budget 2024 announces that the government will consider bringing forward amendments to the Income Tax Act to provide for a single, harmonized deduction for tradespeople’s travel that respects the intent of Bill C-241.

Indigenous Child and Family Services Settlement

In the First Nations Child and Family Services, Jordan’s Principle, and Trout Class Settlement Agreement, approved by the Federal Court on October 24, 2023, the government committed to make best efforts to exempt the income of the trusts established under the settlement agreement from federal taxation. The government also committed to make best efforts to ensure that a class member’s receipt of payments would not be considered taxable income and to ensure that federal social benefits and social assistance benefits for class members would not be negatively impacted by payments received pursuant to the settlement agreement.

Budget 2024 proposes to amend the Income Tax Act to exclude the income of the trusts established under the First Nations Child and Family Services, Jordan’s Principle, and Trout Class Settlement Agreement from taxation. This would also ensure that payments received by class members as beneficiaries of the trusts would not be included when computing income for federal income tax purposes.

This measure would apply to the 2024 and subsequent taxation years.

Business Income Tax Measures

Clean Electricity Investment Tax Credit

Budget 2023 announced a refundable Clean Electricity investment tax credit equal to 15 per cent of the capital cost of eligible property, with some additional changes announced in the 2023 Fall Economic Statement. Budget 2024 provides the design and implementation details of the tax credit.

Eligible Entities

The Clean Electricity investment tax credit would be available only to Canadian corporations. Eligible corporations would be:

–	taxable Canadian corporations;

–	provincial and territorial Crown corporations, subject to additional requirements (see section “Proposed Application to Provincial and Territorial Crown Corporations”);

–	corporations owned by municipalities;

–	corporations owned by Indigenous communities; and

–	pension investment corporations.

In order to receive the tax credit, corporations with a claim to immunity or exemption from tax would be required to agree to be subject to the provisions of the Income Tax Act related to the tax credit, including provisions related to audit, penalties and collections, and agree not to assert any immunity or exemption in respect of the tax credit.

Where eligible property is owned by a partnership, any partners that are corporations eligible for the credit would be allowed to claim their share of the partnership’s Clean Electricity investment tax credit, subject to partnership rules generally consistent with those proposed for the Clean Technology investment tax credit currently before Parliament in Bill C-59. In cases where a property is eligible for both the Clean Electricity and Clean Technology investment tax credits, partners could claim their reasonable share of either credit for which they qualified (but could not claim both credits in respect of the same property).

Eligible Property

The following types of equipment would be eligible for the Clean Electricity investment tax credit:

–

equipment used to generate electricity from solar, wind, or water energy that is described under subparagraphs (d)(ii), (iii.1), (v), (vi), or (xiv) of capital cost allowance Class 43.1 of Schedule II of the Income Tax Regulations, but hydro-electric installations would not be subject to a capacity limit as is the case for Class 43.1;

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–	concentrated solar energy equipment, as defined for the purposes of the proposed Clean Technology investment tax credit, but limited to equipment used to generate electricity;

–

equipment used to generate electricity, or both electricity and heat, from nuclear fission, as defined for the purposes of the proposed Clean Technology investment tax credit, but without generating capacity limits or a requirement to be comprised of modules that are factory-assembled and transported pre-built to the installation site;

–

equipment used for the purpose of generating electricity, or both electricity and heat, solely from geothermal energy, as described in subparagraph (d)(vii) of Class 43.1, if it is used exclusively for that purpose, but excluding any equipment that is part of a system that extracts fossil fuel for sale;

–	equipment that is part of a system used to generate electricity, or both electricity and heat, from specified waste materials, as described in the 2023 Fall Economic Statement;

–

stationary electricity storage equipment that is described under subparagraph (d)(xviii) of Class 43.1 and equipment used for pumped hydroelectric energy storage that is described under subparagraph (d)(xix) of Class 43.1, but excluding equipment that uses any fossil fuel in operation;

–	equipment that is part of an eligible natural gas energy system (as described below); and

–	equipment and structures used for the transmission of electricity between provinces and territories (as described below).

Qualifying expenditures could include capital expenditures to refurbish existing facilities.

Electricity Generation and Cogeneration from Natural Gas with Carbon Capture

Eligible natural gas energy systems would be those that use fuel all or substantially all of which is natural gas solely to generate electricity, or both electricity and heat, and use a carbon capture system to limit emissions.

Eligible systems would be required to attain an emissions intensity no greater than 65 tonnes of carbon dioxide per gigawatt hour of energy produced, and the captured carbon dioxide would have to be stored appropriately. The proposed emissions intensity limit may not reflect the final emissions performance standard of the Clean Electricity Regulations.

When part of an integrated eligible system, eligible property would include:

–	equipment that generates both electrical and heat energy (e.g., gas turbine generators);

–	heat recovery equipment (e.g., heat recovery steam generators);

–	electrical generating equipment (e.g., steam turbine generators);

–

heat generating equipment used primarily for the purpose of producing heat energy to operate the electrical generating equipment (e.g., steam boilers used to produce steam to operate steam turbine generators); and

–	carbon capture equipment, including equipment that prepares or compresses captured carbon for transportation.

Eligible property would not include buildings or other structures, heat rejection equipment (e.g., cooling towers), electrical transmission and distribution equipment, fuel handling equipment, or equipment used for carbon dioxide transportation, storage, or use.

Emissions intensity measures the average quantity of carbon dioxide emissions associated with each unit of energy output (i.e., electricity and useful heat) by dividing total carbon dioxide released into the atmosphere by total energy produced over a fixed period of time. As noted above, for a system to be eligible, the maximum allowable emissions intensity would be 65 tonnes of carbon dioxide per gigawatt hour of energy produced. The formula to calculate a system’s emissions intensity for the purposes of the Clean Electricity investment tax credit would be a modified version of that used in the Regulations Limiting Carbon Dioxide Emissions from Natural Gas-fired Generation of Electricity under the Canadian Environmental Protection Act. Modifications would include:

–

emissions attributable to the combustion of biomass, as defined under the Regulations Limiting Carbon Dioxide Emissions from Natural Gas-fired Generation of Electricity, would be included in the total emissions calculation; and

–

emissions that are captured and stored in dedicated geological storage would be removed from the total emissions calculation. Emissions captured and used for enhanced oil recovery or other storage or use would not be removed.

Requirements for dedicated geological storage would be aligned with those proposed for the Carbon Capture, Utilization, and Storage investment tax credit currently before Parliament in Bill C-59. As a result, the geological formation for storage would need to be located in a jurisdiction with sufficient environmental laws and enforcement to ensure that carbon dioxide is permanently stored. Eligible jurisdictions for dedicated geological storage are currently proposed to include Alberta, British Columbia, and Saskatchewan.

Natural Resources Canada would review project plans to determine equipment and system eligibility before a Clean Electricity investment tax credit claim could be made. Project plans would be required to reflect a front-end engineering design study and any other information required by the Minister of Energy and Natural Resources. Only eligible property in an integrated system with estimated emissions intensity not exceeding the maximum allowable limit would qualify.

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Equipment eligibility would also need to be verified by Natural Resources Canada once the expenditures are incurred and before a claim is submitted to the Canada Revenue Agency.

Transmission of Electricity Between Provinces and Territories

Eligible interprovincial and territorial electrical transmission property would be property that is used to transmit or manage electrical energy that primarily originates in, or is destined for, another province or territory. This could include property located exclusively within a province or territory, if the property is used primarily for the purpose of interprovincial transmission. For example, transmission property installed in a province could be eligible if it became operational and began exporting electricity to another province after the completion of connected transmission property that crosses the border.

Eligible property would include:

–	electrical transmission equipment (e.g., cables and switches);

–	electrical transmission structures (e.g., towers and lattices); and

–	related equipment used for managing traded electricity (e.g., transformers, electric power conditioning equipment, and control equipment).

Eligible property would not include buildings, electrical distribution equipment, or electrical transmission equipment rated for voltages less than 69 kilovolts.

Labour Requirements

In order to qualify for the 15-per-cent Clean Electricity investment tax credit, the proposed labour requirements currently before Parliament in Bill C-59 for prevailing wages and apprenticeships would need to be met. A 5-per-cent credit rate would be available if the labour requirements are not met.

Compliance and Recovery

Ongoing Compliance with Eligibility Criteria

Under the current rules for certain properties described in Class 43.1 or 43.2, all the conditions for inclusion in the Class must be satisfied on an annual basis. There is a limited exception in the Income Tax Regulations for property that is part of an eligible system that was previously operated in a qualifying manner. Such property is considered to be operated in the required manner during a period of deficiency, failure or shutdown of the system that is beyond the taxpayer’s control if the taxpayer makes all reasonable efforts to rectify the problem within a reasonable time according to the circumstances.

As proposed in the 2023 Fall Economic Statement, similar rules would apply to the Clean Electricity investment tax credit with respect to systems that generate electricity, or both electricity and heat, from specified waste material. This would be extended to include systems that generate electricity, or both electricity and heat, from natural gas with carbon capture equipment.

Potential Repayment Obligations

The Clean Electricity investment tax credit would be subject to potential repayment obligations similar to the recapture rules proposed for the Clean Technology investment tax credit. In general, this means that over a ten-year period (or a 20-year period in the case of eligible natural gas energy systems) from the date of acquiring a particular eligible property, the tax credit could be repayable in proportion to the fair market value of the particular property when it has been converted to an ineligible use, exported from Canada, or disposed of.

Special Rules for Eligible Natural Gas Energy Systems

Systems that generate electricity, or both electricity and heat, from natural gas with carbon capture systems would be subject to a one-time verification of emissions intensity, based on a five-year compliance period.

Over the course of the five-year period, there would be a requirement to report on the emissions intensity of the energy that is produced annually by the system. At the end of the period, compliance would be assessed based on the weighted-average emissions intensity over the entire compliance period. The contribution of annual emissions intensity to the final emissions intensity would be weighted by the electricity and useful heat produced in each year.

Third-party emissions intensity verification reports would need to be submitted to Natural Resources Canada. The reports would have to be prepared by a Canadian engineering firm with an engineering certificate of authorization, appropriate insurance coverage, and expertise in auditing continuous emissions monitoring systems.

An average emissions intensity more than 5 per cent above the limit of 65 tonnes of carbon dioxide per gigawatt hour of energy produced would lead to a full recovery of the Clean Electricity investment tax credit.

After the five-year compliance period ends, there would be a requirement to continue producing emissions intensity reports annually for an additional 15 years. Over this period, an annual emissions intensity above the limit would be considered an ineligible use of the system, in accordance with the general repayment rules for this tax credit (described above under the heading Potential Repayment Obligations).

Interactions with Other Federal Tax Credits

Eligible corporations would be able to claim only one of the Clean Electricity investment tax credit, the Clean Technology investment tax credit, the Carbon Capture, Utilization, and Storage investment tax credit, the Clean Hydrogen

Tax Measures: Supplementary Information 23

investment tax credit, the Clean Technology Manufacturing investment tax credit and the Electric Vehicle Supply Chain investment tax credit, if a particular expenditure is eligible for more than one of these tax credits. However, multiple tax credits could be available for the same project, to the extent that the project includes expenditures eligible for different tax credits. For systems that generate electricity, or both electricity and heat, from natural gas with carbon capture, a project could not claim the Clean Electricity investment tax credit on the energy generation equipment and the Carbon Capture, Utilization, and Storage investment tax credit on the carbon capture equipment.

Eligible corporations would be able to fully benefit from both the Clean Electricity investment tax credit and the Atlantic investment tax credit with respect to the same expenditure, if the expenditure is eligible for both.

Proposed Application to Provincial and Territorial Crown Corporations

The Clean Electricity investment tax credit would be available to provincial and territorial Crown corporations only for investments made in eligible property situated in designated jurisdictions.

The federal Minister of Finance would designate a province or a territory, provided that the Minister was satisfied that the provincial or territorial government has:

–	Publicly committed to:

1.	Work towards a net-zero electricity grid by 2035; and

2.

Provincial and territorial Crown corporations passing through the value of the Clean Electricity investment tax credit to electricity ratepayers in their province or territory to reduce ratepayers’ bills.

–	Directed provincial and territorial Crown corporations claiming the tax credit to publicly report annually on how the tax credit has improved ratepayers’ bills.

Should a provincial or territorial Crown corporation claiming the tax credit not report annually on how the tax credit has improved ratepayers’ bills, a penalty would be charged to that Crown corporation.

A provincial or territorial government would need to demonstrate that it has satisfied all of the above conditions, in order for provincial and territorial Crown corporations investing in that jurisdiction to gain access to the Clean Electricity investment tax credit. The federal Minister of Finance would then determine whether the conditions have been satisfied and, if so, would designate the province or territory.

The Department of Finance will consult with provinces and territories on the details of these conditions.

Coming into Force

The Clean Electricity investment tax credit would apply to eligible property that is:

–	acquired and becomes available for use on or after Budget Day and before 2035, provided it has not been used for any purpose before its acquisition; and

–

not part of a project that began construction before March 28, 2023. For this purpose, construction would not include obtaining permits or regulatory approval, conducting environmental assessments, community consultations or impact assessment studies, or similar activities.

Similar rules would apply for eligible property acquired by provincial and territorial Crown corporations, with the following modifications:

–

If a province or territorial government has satisfied all the conditions by March 31, 2025 and subsequently been designated by the Minister of Finance, then provincial and territorial Crown corporations investing in that jurisdiction would be able to access the Clean Electricity investment tax credit for property that is acquired and becomes available for use on or after Budget Day for projects that did not begin construction before March 28, 2023.

–

If a provincial or territorial government has not satisfied all the conditions by March 31, 2025, then provincial and territorial Crown corporations investing in that jurisdiction would not be able to access the Clean Electricity investment tax credit until the province or territory is designated. The Clean Electricity investment tax credit would apply to property that is acquired and becomes available for use from the date when the province or territory is designated by the Minister of Finance, for projects that did not begin construction before March 28, 2023.

Strategic Environmental Assessment Statement

This measure is expected to have a positive environmental impact by encouraging investment in projects that would generally be expected to help reduce emissions of greenhouse gases and air pollutants, in support of Canada’s targets set out in the Federal Sustainable Development Strategy. The measure would be expected to help Canada reach its goal of reducing greenhouse gas emissions by 40 to 45 per cent below 2005 levels by 2030 and achieving net-zero greenhouse gas emissions by 2050. It would also be expected to help Canada achieve its target of generating 90 per cent of electricity from renewable and non-emitting sources by 2030 and 100 per cent in the long term.

Positive environmental impacts could be partly offset to the extent that certain supported technologies release greenhouse gases as a result of fuel combustion, as well as particulate matter and other air pollutants that impact the environment and human health. In addition, upstream activities related to natural gas energy systems (e.g., natural gas extraction) can have negative environmental impacts, such as increased greenhouse gas emissions. However, the emissions intensity

Tax Measures: Supplementary Information 25

requirement of the investment tax credit ensures that only natural gas energy systems using carbon capture technology of the highest performance will be incentivized, ensuring that emissions are maximally reduced. Additionally, the combustion of waste biomass is generally viewed as carbon neutral on a lifecycle basis, and potentially carbon-negative when combined with carbon capture, utilization, and storage.

Polymetallic Extraction and Processing

Budget 2023 proposed the Clean Technology Manufacturing investment tax credit, which would provide a refundable tax credit equal to 30 per cent of the cost of investments in eligible property used all or substantially all for eligible activities. Draft legislative proposals to implement the tax credit were released in December 2023.

As specified in the draft legislative proposals, eligible activities for the tax credit would include qualifying mineral activities producing all or substantially all qualifying materials (i.e., copper, nickel, cobalt, lithium, graphite, and rare earth elements). Qualifying mineral activities would consist of extraction; certain processing activities at mine or well sites, tailing ponds, mills, smelters, or refineries; certain recycling activities; and certain graphite activities.

Recognizing that the production of qualifying materials may occur at polymetallic projects (i.e., projects engaged in the production of multiple metals), Budget 2024 proposes adjustments to the Clean Technology Manufacturing investment tax credit to provide greater support and clarity to businesses engaged in these activities.

Use of Values

Budget 2024 proposes to clarify that the value of qualifying materials would be used as the appropriate output metric when assessing the extent to which property is used or is expected to be used for qualifying mineral activities producing qualifying materials.

“Primarily” Test for Property at Mine or Well Sites

Budget 2024 proposes to modify eligible expenditures to include investments in eligible property used in qualifying mineral activities that are expected to produce primarily qualifying materials at mine or well sites, including tailing ponds and mills located at these sites. The “primarily” test would generally mean that eligible property must be used or be expected to be used for activities in which 50 per cent or more of the financial value of the output comes from qualifying materials.

To support this expectation and a claim for the tax credit, businesses would be required to submit an attestation from an arm’s-length qualified engineer or geoscientist to the Canada Revenue Agency for each relevant mine or well site.

Recapture and Safe Harbour Rule

As specified in the draft legislative proposals, where a property benefits from the tax credit and, within a ten-year period following its acquisition, is converted to a use in a non-qualifying activity (e.g., is no longer sufficiently used in qualifying mineral activities producing qualifying materials), the tax credit could be subject to recapture. For example, this could apply where the value of the materials extracted from a mine site is not primarily from qualifying materials.

To mitigate against the effects of mineral price volatility on the potential recapture of the tax credit, Budget 2024 also proposes to provide a safe harbour rule applicable to the recapture rule. Under the safe harbour rule, if the calculation of the expected production from the eligible property when claiming the tax credit is done using specified five-year historical average mineral prices, then the same specified mineral prices would be used to calculate the ratio of qualifying materials produced from the property over the ten- year recapture period. Details in respect to the design of the safe harbour rule will be provided at a later date.

The safe harbour rule would apply in respect of all qualifying mineral activities.

Coming into Force

These changes would apply for property that is acquired and becomes available for use on or after January 1, 2024 (i.e., the same application date as the other aspects of the Clean Technology Manufacturing investment tax credit).

Strategic Environmental Assessment Statement

Increased investment in extraction and processing related to key critical minerals used in clean technologies can lead to lower prices of these minerals and technologies, which would encourage greater adoption of clean technologies in Canada, contributing to reductions in emissions of greenhouse gases and air particulates. This would help Canada meet its 2030 target of reducing total greenhouse gas emissions by 40 per cent to 45 per cent relative to 2005 levels.

However, increased extraction and mineral processing activities in Canada could negatively impact local habitats through increased soil erosion and mine runoff, increase emissions of greenhouse gases and air particulates, and increase production of industrial waste. This could offset some of the positive environmental impacts of the proposal. Also, environmental benefits in Canada could be reduced to the extent that key critical minerals and their associated technologies are exported outside of Canada.

Accelerated Capital Cost Allowance

The capital cost allowance (CCA) system determines the deductions that a business may claim each year for income tax purposes in respect of the capital cost of its depreciable property. Depreciable property is generally divided into CCA classes with each having its own rate in Schedule II to the Income Tax Regulations.

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Purpose-Built Rental Housing

Currently, purpose-built rental buildings are eligible for a CCA rate of four per cent under Class 1.

Budget 2024 proposes to provide an accelerated CCA of ten per cent for new eligible purpose-built rental projects that begin construction on or after Budget Day and before January 1, 2031, and are available for use before January 1, 2036.

Eligible Property

Consistent with eligibility under the temporary enhancement to the Goods and Services Tax (GST) New Residential Rental Property Rebate, eligible property would be new purpose-built rental housing that is a residential complex:

–	with at least four private apartment units (i.e., a unit with a private kitchen, bathroom, and living areas), or 10 private rooms or suites; and

–	in which at least 90 per cent of residential units are held for long-term rental.

Projects that convert existing non-residential real estate, such as an office building, into a residential complex would be eligible if the conditions above are met. The accelerated CCA would not apply to renovations of existing residential complexes. However, the cost of a new addition to an existing structure would be eligible, provided that addition meets the conditions above.

Interaction with the Accelerated Investment Incentive

Investments eligible for this measure would continue to benefit from the Accelerated Investment Incentive, which currently suspends the half-year rule, providing a CCA deduction at the full rate for eligible property put in use before 2028.

After 2027, the half-year rule would apply, which limits the CCA allowance in the year an asset is acquired to one-half of the full CCA deduction.

Productivity-Enhancing Assets

Currently, assets included in Class 44 (patents or the rights to use patented information for a limited or unlimited period), Class 46 (data network infrastructure equipment and related systems software), and Class 50 (general-purpose electronic data-processing equipment and systems software) are prescribed CCA rates of 25 per cent, 30 per cent, and 55 per cent, respectively.

Budget 2024 proposes to provide immediate expensing for new additions of property in respect of these three classes, if the property is acquired on or after Budget Day and becomes available for use before January 1, 2027. The enhanced allowance would provide a 100-per-cent first-year deduction and would be available only for the year in which the property becomes available for use.

Property that becomes available for use after 2026 and before 2028 would continue to benefit from the Accelerated Investment Incentive.

Restrictions

Property that has been used, or acquired for use, for any purpose before it is acquired by the taxpayer would be eligible for the accelerated CCA only if both of the following conditions are met:

–	neither the taxpayer nor a non-arm’s-length person previously owned the property; and

–	the property has not been transferred to the taxpayer on a tax-deferred “rollover” basis.

Short taxation year

Under the short taxation-year rule, the amount of CCA that can be claimed in a taxation year must generally be prorated when the taxation year is less than 12 months. When this rule applies, the accelerated CCA would apply in respect of an eligible property on the same prorated basis and would not be available in the following taxation year in respect of the property.

Canada Carbon Rebate for Small Businesses

Currently, the federal backstop pollution pricing fuel charge applies in the provinces of Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador. In each of these provinces, the federal government returns more than 90 per cent of direct proceeds from the fuel charge to individuals through the Canada Carbon Rebate. Proceeds relating specifically to the use of natural gas and propane by farmers are returned to farmers via a refundable tax credit. The government has committed to return the remainder of fuel charge proceeds to Indigenous governments and small and medium-sized businesses. All direct proceeds collected are returned in their province of origin.

In respect of the government’s commitment to small and medium-sized businesses, Budget 2024 proposes to return a portion of fuel charge proceeds from a province via the new Canada Carbon Rebate for Small Businesses, an automatic, refundable tax credit directly for eligible businesses, sized in proportion to the number of persons they employ in the province.

Eligible Businesses

With respect to the 2019-20 to 2023-24 fuel charge years, the tax credit would be available to a Canadian-controlled private corporation that files a tax return for its 2023 taxation year by July 15, 2024. Additionally, to be eligible for a credit in respect of an applicable fuel charge year, the corporation would need to have had no more than 499 employees throughout Canada in the calendar year in which the fuel charge year begins.

Tax Measures: Supplementary Information 29

For instance, eligibility for receiving a payment in respect of the 2022-23 fuel charge year would be based on the number of persons employed by the eligible corporation for the 2022 calendar year.

Automatic Payments

Corporations would not have to apply for this tax credit. The Canada Revenue Agency would automatically determine the tax credit amount for an eligible corporation and pay the amount to the eligible corporation through the new Canada Carbon Rebate for Small Businesses.

Credit Determination

The tax credit amount in respect of an eligible corporation for an applicable fuel charge year would be determined for each applicable province in which the eligible corporation had employees in the calendar year in which the fuel charge year begins. The tax credit amount would be equal to the number of persons employed by the eligible corporation in the province in that calendar year multiplied by a payment rate specified by the Minister of Finance for the province for the corresponding fuel charge year.

The Minister of Finance will specify payment rates for the 2019-20 to 2023-24 fuel charge years once sufficient information is available from the 2023 taxation year.

The tax credit would return proceeds for future fuel charge years, including 2024-25, in a similar manner. That is, a payment rate would be specified for each applicable province for a particular fuel charge year, and a payment made to an eligible corporation that has filed a tax return for a taxation year ending in the calendar year in which the fuel charge year begins.

Interest Deductibility Limits – Purpose-Built Rental Housing

In response to the recommendations under Action 4 of the OECD/G20 Base Erosion and Profit Shifting (BEPS) Project, Budget 2021 announced an earnings stripping measure that limits the amount of net interest and financing expenses that may be deducted by certain taxpayers in computing taxable income. Legislative proposals to implement this measure (the excessive interest and financing expenses limitation (EIFEL) rules) are currently before Parliament in Bill C-59.

The EIFEL rules provide an exemption for interest and financing expenses incurred in respect of arm’s length financing for certain public-private partnership infrastructure projects.

Budget 2024 proposes expanding this exemption to also include an elective exemption for certain interest and financing expenses incurred before January 1, 2036, in respect of arm’s length financing used to build or acquire eligible purpose-built rental housing in Canada.

Consistent with eligibility under the temporary enhancement to the Goods and Services Tax (GST) New Residential Rental Property Rebate and the proposed Accelerated Capital Cost Allowance for Purpose-Built Rental Housing included in Budget 2024, eligible purpose-built rental housing would be a residential complex:

–	with at least four private apartment units (i.e., a unit with a private kitchen, bathroom, and living areas), or 10 private rooms or suites; and

–	in which at least 90 per cent of residential units are held for long-term rental.

This change would apply to taxation years that begin on or after October 1, 2023 (i.e., consistent with broader EIFEL amendments).

Non-Compliance with Information Requests

Limits to existing information gathering powers provided to the Canada Revenue Agency (CRA) under the Income Tax Act impede the effectiveness of the CRA’s compliance and enforcement actions. The 2018 Report of the Office of the Auditor General noted that the provision of information by some taxpayers lagged for months or even years, making it more difficult for the CRA to collect tax owing.

Budget 2024 proposes several amendments to the information gathering provisions in the Income Tax Act. These proposed amendments are intended to enhance the efficiency and effectiveness of tax audits and facilitate the collection of tax revenues on a timelier basis. Analogous amendments are also proposed to other federal tax statutes administered by the CRA. Budget 2024 also proposes certain technical amendments to ensure the rules meet their policy objectives.

Notice of Non-Compliance

Budget 2024 proposes to amend the Income Tax Act to allow the CRA to issue a new type of notice (referred to as a “notice of non-compliance”) to a person that has not complied with a requirement or notice to provide assistance or information issued by the CRA. The issuance of a notice of non-compliance would be reviewable by the CRA on request of the person. After reconsideration, the notice of non-compliance would be vacated if the CRA determines that it was unreasonable to issue the notice of non-compliance or that the person had reasonably complied, at the time the notice of non-compliance was issued, with the initial requirement or notice. There would be a further statutory right of review by a judge of the Federal Court.

Where a notice of non-compliance related to a taxpayer has been issued to the taxpayer or a person that does not deal at arm’s length with the taxpayer, the normal reassessment period for any taxation year of the taxpayer to which the notice of non-compliance relates would be extended by the period of time the notice of non-compliance is outstanding.

To further improve compliance with information requests, Budget 2024 proposes to impose a penalty on a person that has been issued a notice of non-compliance of $50 for each day that the notice is outstanding, to a maximum of $25,000. This

Tax Measures: Supplementary Information 31

penalty would not apply if a notice of non-compliance is ultimately vacated by the CRA or a court.

Questioning Under Oath

Budget 2024 proposes to amend the Income Tax Act to allow the CRA to include in a requirement or notice that any required information (oral or written) or documents be provided under oath or affirmation.

Compliance Orders

Currently, the CRA can obtain a compliance order from a court that directs a non-compliant taxpayer to comply with the CRA’s information requests. However, the use of compliance orders has generally not been effective in compelling compliance. This is because the primary consequence for not complying is a contempt order, which is time consuming to obtain and does not generally impose a material financial cost on the taxpayer.

Budget 2024 proposes to amend the Income Tax Act to impose a penalty when the CRA obtains a compliance order against a taxpayer. The penalty would be equal to 10 per cent of the aggregate tax payable by the taxpayer in respect of the taxation year or years to which the compliance order relates. The proposed penalty, which would apply when the CRA is successful in obtaining a compliance order, would create an incentive for taxpayers to comply with the original request for information or assistance. The penalty would only be applied if the tax owing in respect of one of the taxation years to which the compliance order relates exceeds $50,000.

Budget 2024 further proposes an amendment to allow the CRA to seek a compliance order when a person has failed to comply with a requirement to provide foreign-based information or documents.

Stopping the Reassessment Limitation Clock

Under existing rules, a taxpayer may seek judicial review of a requirement or notice issued to the taxpayer by the CRA. In these circumstances, the reassessment period is extended by the amount of time it takes to dispose of the judicial review. An analogous rule applies in respect of a compliance order. These rules are intended to ensure that the CRA has the time to properly review any information obtained before expiry of the statutory reassessment period fixed by the Income Tax Act. These “stop the clock” rules currently do not apply to all situations where a taxpayer does not comply with a requirement or notice issued by the CRA.

Budget 2024 proposes to amend the stop the clock rules to provide that they apply when a taxpayer seeks judicial review of any requirement or notice issued to the taxpayer by the CRA in relation to the audit and enforcement process or during any period that a notice of non-compliance is outstanding. Analogous rules would apply where a requirement or notice has been issued to a person that does not deal at arm’s length with the taxpayer.

Other Tax Statutes Administered by the CRA

Budget 2024 proposes that other tax statutes administered by the CRA, which have provisions similar to the Income Tax Act, also be amended, as needed, to address the issues discussed above. Those statutes include the Excise Tax Act (e.g., GST/HST, fuel excise tax), Air Travellers Security Charge Act, Excise Act, 2001 (alcohol, tobacco, cannabis, and vaping duties), the Underused Housing Tax Act, and the Select Luxury Items Tax Act.

Coming into Force

These amendments would come into force on royal assent of the enacting legislation.

Avoidance of Tax Debts

The Income Tax Act includes an anti-avoidance rule that is intended to prevent taxpayers from avoiding paying their tax liabilities by transferring their assets to non-arm’s length persons. The effect of this tax debt avoidance rule is to make the transferee jointly and severally, or solidarily, liable with the transferor for the transferor’s tax debts, to the extent that the value of the property transferred exceeds the amount of consideration given by the transferee for the property.

The Income Tax Act contains a number of rules that address various planning techniques employed by taxpayers in an attempt to circumvent the tax debt avoidance rule, as well as a penalty for those who engage in, participate in, assent to, or acquiesce in planning activity that they know, or would reasonably be expected to know, is tax debt avoidance planning.

Some taxpayers continue to engage in planning that is intended to circumvent the tax debt avoidance rule, often with the assistance of a planner who receives a significant fee that is effectively funded by a portion of the avoided tax debt.

Although this planning can be challenged by the government based on existing rules in the Income Tax Act, these challenges can be both time-consuming and costly. As a result, the government is proposing a specific legislative measure.

Budget 2024 proposes to introduce a supplementary rule to strengthen the tax debt anti-avoidance rule. This rule would apply in the following circumstances:

–	there has been a transfer of property from a tax debtor to another person;

–

as part of the same transaction or series of transactions, there has been a separate transfer of property from a person other than the tax debtor to a transferee that does not deal at arm’s length with the tax debtor; and

–	one of the purposes of the transaction or series is to avoid joint and several, or solidary, liability.

Where these conditions are met, the property transferred by the tax debtor would be deemed to have been transferred to the transferee for the purposes of the tax debt avoidance rule. This would ensure that the tax debt avoidance rule applies in

Tax Measures: Supplementary Information 33

situations where property has been transferred from a tax debtor to a person and, as part of the same transaction or series, property has been received by a non-arm’s length person.

Penalty

The Income Tax Act contains a penalty for those who engage in, participate in, assent to, or acquiesce in planning activity that they know, or would reasonably be expected to know, is tax debt avoidance planning. The penalty is equal to the lesser of:

–	50 per cent of the tax that is attempted to be avoided; and

–	$100,000 plus any amount the person, or a related person, is entitled to receive or obtain in respect of the planning activity.

Budget 2024 proposes to extend this penalty to tax debt avoidance planning that is subject to the proposed supplementary rule.

Expanded Joint and Several, or Solidary, Liability

As noted above, in many cases tax debt avoidance planning is facilitated by a planner who receives a significant fee that is effectively funded by a portion of the avoided tax debt. The courts have held that a taxpayer who engages in tax debt avoidance planning is normally not jointly and severally, or solidarily, liable for the portion of the tax debt that has effectively been retained by the planner as a fee. This remains the case even where the amount retained by the planner is moved offshore and out of the reach of the Canada Revenue Agency.

To further enhance the effectiveness of the tax debt anti-avoidance rule, Budget 2024 proposes that taxpayers who participate in tax debt avoidance planning be jointly and severally, or solidarily, liable for the full amount of the avoided tax debt, including any portion that has effectively been retained by the planner.

Similar Statutes

Similar amendments would be made to comparable provisions in other federal statutes (e.g., the Excise Tax Act, the Excise Act, 2001, the Select Luxury Items Tax Act, and the Underused Housing Tax Act).

Coming into Force

These measures would apply to transactions or series of transactions that occur on or after Budget Day.

Reportable and Notifiable Transactions Penalty

The Income Tax Act includes a general provision that provides that a person who fails to file or make a return or comply with certain specified rules is guilty of an offence, and liable to penalties up to $25,000 and imprisonment up to a year. The mandatory disclosure rules in the Income Tax Act also include specific penalties that apply in these circumstances, making the application of this general penalty provision unnecessary.

Budget 2024 announces the government’s intention to remove from the scope of this general penalty provision the failure to file an information return in respect of a reportable or notifiable transaction under the mandatory disclosure rules.

This amendment would be deemed to have come into force on June 22, 2023.

Mutual Fund Corporations

A mutual fund is a type of investment vehicle that allows investors to pool their money and invest in a portfolio of investments without purchasing the investments directly. A mutual fund corporation is a mutual fund organized as a corporation that meets certain conditions set out in the Income Tax Act.

The Income Tax Act includes special rules for mutual fund corporations that facilitate conduit treatment for investors (shareholders). For example, these rules generally allow capital gains realized by a mutual fund corporation to be treated as capital gains realized by its investors. In addition, a mutual fund corporation is not subject to mark-to-market taxation and can elect capital gains treatment on the disposition of Canadian securities.

To qualify as a mutual fund corporation under the Income Tax Act, a corporation must satisfy several conditions, including that the corporation is a “public corporation”, which may be satisfied where a class of shares of the corporation is listed on a designated stock exchange in Canada. These conditions are premised on the idea of a mutual fund corporation being widely held. However, a corporation controlled by a corporate group may qualify as a mutual fund corporation even though it is not widely held.

A corporation can qualify as a mutual fund corporation under the Income Tax Act if a class of its shares is listed on a designated stock exchange in Canada, even if all other shares of the corporation are held by a corporate group and those shares represent all or substantially all of the fair market value of the issued shares of the corporation. This could allow a corporate group to use a mutual fund corporation to benefit from the special rules available to these corporations in an unintended manner.

Although using a mutual fund corporation to defer or avoid income taxes by a corporate group can be challenged by the government based on existing rules in the Income Tax Act, these challenges can be both time-consuming and costly.

Budget 2024 proposes amendments to the Income Tax Act to preclude a corporation from qualifying as a mutual fund corporation where it is controlled by or for the benefit of a corporate group (including a corporate group that consists of any combination of corporations, individuals, trusts, and partnerships that do not deal with each other at arm’s length). Exceptions would be provided to ensure

Tax Measures: Supplementary Information 35

that the measure does not adversely affect mutual fund corporations that are widely held pooled investment vehicles.

This measure would apply to taxation years that begin after 2024.

Synthetic Equity Arrangements

The Income Tax Act allows a corporation to deduct the amount of any dividends received on a share of a corporation resident in Canada, subject to certain limitations.

One of these limitations is an anti-avoidance rule that denies the dividend received deduction in respect of synthetic equity arrangements. Synthetic equity arrangements include agreements that provide all or substantially all of the risk of loss and opportunity for gain or profit (the “economic exposure”) in respect of a share to another person.

Where a taxpayer enters into a synthetic equity arrangement in respect of a share, the taxpayer is generally obligated to compensate the other person for the amount of any dividends paid on the share. This compensation payment may result in a tax deduction for the taxpayer in addition to the dividend received deduction. Unless the anti-avoidance rule applies to deny the dividend received deduction, a tax loss would generally arise as a result of the two deductions.

The anti-avoidance rule incorporates certain exceptions, including where the taxpayer establishes that no tax-indifferent investor has all or substantially all of the economic exposure in respect of the share. An associated exception is also available for synthetic equity arrangements traded on a derivatives exchange.

Budget 2024 proposes to remove the tax-indifferent investor exception (including the exchange traded exception) to the anti-avoidance rule. This measure would simplify the anti-avoidance rule and prevent taxpayers from claiming the dividend received deduction for dividends received on a share in respect of which there is a synthetic equity arrangement.

This measure would apply to dividends received on or after January 1, 2025.

Manipulation of Bankrupt Status

Under the Income Tax Act, losses and other tax attributes that arise from expenditures for which a taxpayer did not ultimately bear the cost are generally not recognized. The Income Tax Act contains a set of debt forgiveness rules that apply where a commercial debt is settled for less than its principal amount. These rules generally reduce tax attributes by the amount of debt that is forgiven and, where tax attributes have been fully reduced, the rules cause an income inclusion equal to half of the remaining forgiven amount. The Act also contains a rule that entitles an insolvent corporation to a corresponding deduction to offset all or part of an income inclusion from the debt forgiveness rules.

Bankrupt taxpayers are generally excluded from these debt forgiveness rules. Instead, a separate loss restriction rule applies to extinguish the losses of bankrupt corporations that have received an absolute order of discharge.

Some taxpayers have sought to manipulate the bankrupt status of an insolvent corporation, with a view to benefiting from the exception in the debt forgiveness rules while also avoiding the loss restriction rule applicable to bankrupt corporations. This planning seeks to preserve the losses and other tax attributes of the insolvent corporation (which would otherwise be eliminated upon the forgiveness of its debts) for their acquisition and use in avoiding corporate income tax by a profitable corporation.

Although the manipulation of bankrupt status can be challenged by the government based on existing rules in the Income Tax Act, these challenges can be both time-consuming and costly. As a result, the government is proposing a specific legislative measure.

Budget 2024 proposes to repeal the exception to the debt forgiveness rules for bankrupt corporations and the loss restriction rule applicable to bankrupt corporations. This change would subject bankrupt corporations to the general rules that apply to other corporations whose commercial debts are forgiven. The bankruptcy exception to the debt forgiveness rules would remain in place for individuals. While bankrupt corporations would be subject to the reduction of their loss carryforward balances and other tax attributes upon debt forgiveness, as insolvent corporations they could qualify for relief from the debt forgiveness income inclusion rule provided under the existing deduction for insolvent corporations.

These proposals would apply to bankruptcy proceedings that are commenced on or after Budget Day.

International Tax Measures

Crypto-Asset Reporting Framework and the Common Reporting Standard

Exchange of tax information between national revenue agencies is an important tool for combating offshore tax evasion. The Common Reporting Standard (CRS) is the global standard developed and endorsed by the Organization for Economic Cooperation and Development (OECD) for the automatic exchange of financial information for tax purposes. Under Canada’s implementation of the CRS in the Income Tax Act, Canadian financial institutions report to the Canada Revenue Agency information on financial accounts held in Canada by non-residents. The Canada Revenue Agency shares this information with foreign tax authorities. In exchange, Canada receives information on financial accounts held by Canadian residents outside of Canada.

Tax Measures: Supplementary Information 37

Crypto-Asset Reporting Framework

Since the implementation of the CRS, financial markets have continued to evolve. One major development is the emergence of crypto-assets (including stablecoins, derivatives issued in the form of a crypto-asset, and certain non-fungible tokens), which can be transferred or held without interacting with traditional financial intermediaries and do not need to be reported under the CRS. To ensure appropriate reporting, the OECD has developed a new framework (referred to as the Crypto-Asset Reporting Framework, or CARF) that provides for the automatic exchange of tax information in relation to transactions in crypto-assets.

Budget 2024 proposes to implement the CARF in Canada. The measure would impose a new annual reporting requirement in the Income Tax Act on entities and individuals (referred to as crypto-asset service providers) that are resident in Canada, or that carry on business in Canada, and that provide business services effectuating exchange transactions in crypto-assets. This would include crypto exchanges, crypto-asset brokers and dealers, and operators of crypto-asset automated teller machines.

Crypto-asset service providers would be required to report to the Canada Revenue Agency, in respect of each customer and in respect of each crypto-asset, the annual value of:

–	exchanges between the crypto-asset and fiat currencies;

–	exchanges for other crypto-assets; and

–

transfers of the crypto-asset, including the requirement to report information in respect of a customer of a merchant where the crypto-asset service provider processes payments on behalf of the merchant and the customer has transferred crypto-assets to the merchant in exchange for goods or services with a value exceeding US$50,000.

Reportable crypto-assets would exclude central bank digital currencies and specified electronic money products (e.g., digital representations of fiat currencies), which would be reportable under the amendments to the CRS described below.

In addition to information on crypto-asset transactions, crypto-asset service providers would be required to obtain and report information on each of their customers, including name, address, date of birth, jurisdiction(s) of residence, and taxpayer identification numbers for each jurisdiction of residence. If a customer is a corporation or other legal entity, the same information would need to be collected and reported in respect of the natural persons who exercise control over the entity. Reporting would be required with respect to both Canadian resident and non-resident customers.

Common Reporting Standard

Budget 2024 also proposes to implement amendments to the CRS that have been endorsed by the OECD in connection with the CARF. The changes would broaden the scope of the CRS to include specified electronic money products and central bank digital currencies which are not covered by the CARF. The amendments would also ensure effective coordination between the CRS and the CARF and limit instances of duplicative reporting between the two frameworks. Other changes would require that additional information be reported in respect of financial accounts and account holders and would strengthen the due diligence procedures financial institutions are required to follow.

In response to recommendations of the Global Forum on Transparency and Exchange of Information for Tax Purposes, Budget 2024 proposes two other changes to the CRS.

–

First, the CRS would be amended to remove Labour-Sponsored Venture Capital Corporations (LSVCCs) from the list of non-reporting financial institutions and treat a non-registered account held in an LSVCC as an excluded account provided that annual contributions to the account do not exceed US$50,000. This would generally extend the same treatment to non-registered accounts currently available to registered accounts, e.g., Registered Retirement Savings Plans, which already qualify as excluded accounts. Due diligence and reporting requirements do not apply in respect of excluded accounts.

–

Second, the anti-avoidance provision of the CRS would be amended to clarify that it applies when an individual or any entity enters into an arrangement or engages in a practice, if it can reasonably be considered that the primary purpose is to avoid an obligation of any person under the CRS.

Coming into Force

These measures would apply to the 2026 and subsequent calendar years. This would allow the first reporting and exchange of information under the CARF and amended CRS to take place in 2027 with respect to the 2026 calendar year.

Withholding for Non-Resident Service Providers

Existing income tax rules require a person who pays a non-resident for services provided in Canada to withhold 15 per cent of the payment and remit it to the Canada Revenue Agency (CRA). This acts as a pre-payment of any Canadian tax that the non-resident may ultimately owe. Canada generally taxes non-residents on their income from carrying on business in Canada. However, many non-resident service providers do not ultimately owe Canadian tax either because they do not have a permanent establishment in Canada under an applicable tax treaty, or because the service is international shipping or operating an aircraft in international traffic, both of which are generally exempt from Canadian tax.

Non-resident service providers with no Canadian tax liability may apply to the CRA for an advance waiver of the withholding requirement for a specific planned

Tax Measures: Supplementary Information 39

transaction. Alternatively, they may apply for a refund of the withheld amounts. However, many non-resident service providers instead pass the cost of the withholding requirement on to the payors. This increases costs for Canadians.

Budget 2024 proposes to provide the CRA with the legislative authority to waive the withholding requirement, over a specified period, for payments to a non-resident service provider if either of the following conditions are met:

–	the non-resident would not be subject to Canadian income tax in respect of the payments because of a tax treaty between its country of residence and Canada; or

–	the income from providing the services is exempt income from international shipping or from operating an aircraft in international traffic.

This proposal would allow the CRA to waive the withholding requirement on multiple transactions with a single waiver, subject to any conditions and information requirements necessary to reduce compliance risks.

This measure would come into force on royal assent of the enacting legislation.

Sales and Excise Tax Measures

Extending GST Relief to Student Residences

On September 14, 2023, the government announced that it would temporarily remove the Goods and Services Tax (GST) from new purpose-built rental housing projects, such as apartment buildings, student housing, and senior residences built specifically for long-term rental accommodation.

The removal of the GST is being implemented through an Enhanced (100-per-cent) GST Rental Rebate for new qualifying purpose-built rental housing projects.

Qualifying purpose-built rental housing units include those that are part of a residential complex

–	that contains at least four private apartment units or at least 10 private rooms or suites; and

–	in which all or substantially all of the residential units meet the conditions for the existing GST Rental Rebate.

The Enhanced GST Rental Rebate applies to projects that begin construction after September 13, 2023 and before 2031, and that complete construction before 2036.

Universities, Public Colleges, and School Authorities

Under the existing GST/Harmonized Sales Tax (HST) rules in the Excise Tax Act, universities, public colleges, and school authorities are not eligible for a GST Rental Rebate in respect of new student housing they provide. This is due to the often temporary nature of student residences and the special GST/HST rules that apply to these entities.

Rental Rebate Conditions

One of the main eligibility conditions for a GST Rental Rebate is that the unit is for long-term rental. In this regard, the Excise Tax Act generally requires that the unit’s first use be as the primary place of residence for an individual under a lease for a period of at least 12 months. However, many universities, public colleges, and school authorities would likely not meet this condition in respect of traditional student residences due to the more temporary nature of the housing.

Special GST Rules

When universities, public colleges, and school authorities build a new residence for their students, they are not subject to the normal GST/HST rules for builders, which require tax to be paid on the final value of a newly constructed residential complex. Instead, they are subject to a special set of relieving GST/HST rules under which they only incur GST/HST on their construction inputs. However, because of this, there is no final tax amount, which is the amount on which the GST Rental Rebates are based.

Proposed Modifications

To ensure that universities, public colleges, and school authorities can claim the Enhanced (100-per-cent) GST Rental Rebate, Budget 2024 proposes to modify the Excise Tax Act to allow them to apply the normal GST/HST rules that apply to other builders (i.e., paying GST/HST on the final value of the building) in respect of new student housing projects.

Additionally, Budget 2024 proposes to amend the Excise Tax Act and its regulations to relax the rebate conditions for new student housing provided by universities, public colleges, and school authorities that operate on a not-for-profit basis. These are generally educational institutions that would currently qualify for the Public Service Body rebates under the GST/HST.

The relaxed rebate conditions would allow these entities to claim the 100-per-cent rebate in respect of any new student residence that they acquire or construct provided it is primarily for the purpose of providing a place of residence for their students. That is, it would no longer be necessary that the first use of a unit in the student housing project be as a primary place of residence of an individual under a lease for a period of at least 12 months.

The relaxed rebate conditions would not be extended to universities, public colleges, and school authorities that operate on a for-profit basis.

Coming into Force

The proposed measures would apply to student residences that begin construction after September 13, 2023 and before 2031, and that complete construction before 2036.

Tax Measures: Supplementary Information 41

GST/HST on Face Masks and Face Shields

Budget 2024 proposes to amend the Excise Tax Act to repeal the temporary zero-rating of certain face masks or respirators and certain face shields under the GST/HST. The temporary relief announced in the 2020 Fall Economic Statement was proposed to be in effect until the use of face coverings was no longer broadly recommended by public health officials for the COVID-19 pandemic.

This measure would apply to supplies made on or after May 1, 2024.

Tobacco and Vaping Product Taxation

Excise Duty on Tobacco

Budget 2024 announces the Government’s intention to increase the tobacco excise duty rate by $4 per carton of 200 cigarettes (i.e., for a total of $5.49 including the automatic inflationary adjustment of $1.49 per carton of 200 cigarettes that took effect on April 1, 2024), along with corresponding increases to the excise duty rates for other tobacco products outlined in Table 2.

Inventories of cigarettes held by certain manufacturers, importers, wholesalers and retailers at the beginning of the day after Budget Day would be subject to an inventory tax of $0.02 per cigarette (subject to certain exemptions) to account for the $4 increase. Taxpayers would have until June 30, 2024 to file a return and pay the cigarette inventory tax.

This measure would come into force on the day after Budget Day.

Table 2

Tobacco Excise Duty Rate Structure

Products	Current Excise Duty Rates (Effective April 1, 2024)	Proposed Excise Duty Rates after Budget Day
Cigarettes (per five cigarettes or fraction thereof)	$0.82883	$0.92883
Tobacco Sticks (per stick)	$0.16576	$0.18576
Manufactured Tobacco (per 50 grams or fraction thereof)	$10.36032	$11.61031
Cigars	$36.07829 per 1,000 cigars plus the greater of $0.12968 per cigar and 88% of the sale price or duty-paid value.	$40.43121 per 1,000 cigars plus the greater of $0.14533 per cigar and 88% of the sale price or duty-paid value.

Importation Limit for Packaged Raw Leaf Tobacco for Personal Use

Currently under the Excise Act, 2001, no one is allowed to possess or import unstamped tobacco products unless an exemption applies. One of the exemptions is that the products are imported for personal use in quantities not in excess of prescribed limits (e.g., five cartons of cigarettes). There is currently no limit on importation of packaged raw leaf tobacco for personal use.

Budget 2024 proposes to provide a new prescribed limit of up to 2500 grams of packaged raw leaf tobacco for importation for personal use. Consequential to the imposition of the new importation limit, Budget 2024 also proposes to amend the definition of “packag ed” for raw leaf tobacco to ensure the proper enforcement of the new limit for importation, and to better reflect current business practices.

This measure would come into force on the first day of the month following royal assent to the enabling legislation.

Process for Prescribing Tobacco Products

Brands of tobacco products that are destined for the export market must be prescribed by regulation before the products can be exported without markings and the imposition of a special excise duty. Applications need to be made to the Canada Revenue Agency for eligibility assessments, and the Canada Revenue Agency would in turn recommend qualifying brands for prescription through the regulatory process.

To improve the administration of the current process, Budget 2024 proposes to replace the prescription through the regulatory process with an authorization for the Minister of National Revenue to specify the brands of tobacco products for export that are exempted from the special excise duty and marking requirement.

This measure would come into force on the first day of the month following royal assent to the enabling legislation.

Requiring Information Returns from Tobacco Prescribed Persons

Persons that are prescribed by regulation (i.e., “prescribed persons”) may be issued excise stamps for either tobacco products or vaping products, stamps they may then provide to overseas manufacturers of those products to allow the eventual importation of stamped products into Canada. Generally, prescribed persons do not manufacture tobacco or vaping products in Canada, and excise duties are paid once the products are imported into Canada.

Prescribed persons that are issued vaping excise stamps are currently required to file information returns each month, but the same requirement does not apply to prescribed persons that are issued tobacco excise stamps.

To improve controls and accountability for tobacco excise stamps, Budget 2024 proposes to require tobacco prescribed persons to file information returns for tobacco excise stamps.

Tax Measures: Supplementary Information 43

This measure would come into force on the first day of the month following royal assent to the enabling legislation.

Excise Duty on Vaping Products

Budget 2024 announces the Government’s intention to increase the vaping product excise duty rate as outlined in Table 3.

This proposed increase would also apply to the additional duty imposed in respect of participating jurisdictions under the coordinated vaping product taxation framework. This measure would come into force on July 1, 2024; i.e., the same day as the effective date for the introduction of the coordinated vaping product taxation regime for Ontario, Quebec, the Northwest Territories, and Nunavut.

Table 3

Vaping Product Excise Duty Rate Structure

Jurisdictions	Current Excise Duty Rates	Proposed Excise Duty Rates on July 1, 2024
Non-Participating Jurisdictions	$1 per 2 ml or fraction thereof for the first 10 ml of vaping substance in the vaping device or immediate container.	$1.12 per 2 ml or fraction thereof for the first 10 ml of vaping substance in the vaping device or immediate container.
$1.12 per 10 ml or fraction thereof for amounts over the first 10 ml.
Participating Jurisdictions	$1 per 10 ml or fraction thereof for amounts over the first 10 ml.	$2.24 per 2 ml or fraction thereof for the first 10 ml of vaping substance in the vaping device or immediate container.
$2.24 per 10 ml or fraction thereof for amounts over the first 10 ml.

Sharing of Confidential Information

Currently, under the Excise Act, 2001, the Canada Revenue Agency is allowed to share confidential information for the purposes of administration or enforcement of the Cannabis Act.

To enhance collaboration between the Canada Revenue Agency and Health Canada in their respective responsibilities with regard to tobacco and vaping products, Budget 2024 proposes to amend the Excise Act, 2001 to allow the Canada Revenue Agency to share confidential information for the purposes of the administration or enforcement of the Tobacco and Vaping Products Act.

This measure would come into force upon royal assent to the enabling legislation.

Other Tax Measures

Fuel, Alcohol, Cannabis, and Tobacco Sales Tax Framework

The First Nations Goods and Services Tax Act provides a legislative framework for interested Indigenous governments to levy broad-based value-added taxes, referred to as the First Nations Goods and Services Tax (FNGST), that are fully harmonized with the federal Goods and Services Tax (GST) or federal component of Harmonized Sales Tax (HST), including applying at the same rate (five per cent).

Budget 2024 proposes to amend the First Nations Goods and Services Tax Act to provide additional flexibility to Indigenous governments seeking to exercise tax jurisdiction on their lands. Specifically, the amendments would enable Indigenous governments to enact a value-added sales tax, under their own laws, on fuel, alcohol, cannabis, tobacco, and vaping (FACT) products within their reserves or settlement lands. The FACT sales tax would be analogous to the FNGST, including applying at the same five per cent GST rate, but would be limited to fuel, alcohol, cannabis, tobacco, and vaping products.

Indigenous governments would have the choice to levy FACT sales taxes and would have the flexibility to choose which FACT product(s) to tax. These taxes would be implemented through negotiated tax administration agreements between the federal government and interested Indigenous governments. FACT sales taxes would apply to all persons buying the taxed FACT products sold on the lands of an opt-in Indigenous government. On products for which an Indigenous FACT sales tax applies, the federal GST, or federal component of HST, would not apply.

Among other administrative matters, tax administration agreements would include provisions for the appropriate sharing of tax room between Indigenous governments and Canada in circumstances where Indigenous government FACT revenues are generated primarily from persons who would otherwise pay the federal GST or federal component of HST.

The government intends to propose amendments to the First Nations Goods and Services Tax Act to enable FACT sales taxes and streamline administration of taxes under that Act. Additional engagement and negotiation of tax administration agreements would be required prior to implementation of value-added FACT taxes by interested Indigenous governments.

Tax Measures: Supplementary Information 45

Previously Announced Measures

Budget 2024 confirms the government’s intention to proceed with the following previously announced tax and related measures, as modified to take into account consultations, deliberations, and legislative developments, since their release.

–

Legislative proposals released on March 9, 2024, to extend by two years the two per cent cap on the inflation adjustment on beer, spirit, and wine excise duties, and to cut by half for two years the excise duty rate on the first 15,000 hectolitres of beer brewed in Canada.

–	Legislative proposals released on December 20, 2023, including with respect to the following measures:

-	The Clean Hydrogen investment tax credit;

-	The Clean Technology Manufacturing investment tax credit;

-	Concessional Loans;

-	Short-Term Rentals;

-	Vaping Excise Duties; and

-	International Shipping.

–	Legislative and regulatory proposals announced in the 2023 Fall Economic Statement, including with respect to the following measures:

-	The Canadian journalism labour tax credit;

-	Proposed expansion of eligibility for the Clean Technology and Clean Electricity investments tax credits to support generation of electricity and heat from waste biomass;

-

The addition of psychotherapists and counselling therapists to the list of health care practitioners whose professional services rendered to individuals are exempt from the Goods and Services Tax/Harmonized Sales Tax (GST/HST);

-	Proposals relating to the GST/HST joint venture election rules;

-	The application of the enhanced (100-per-cent) GST Rental Rebate to qualifying co-operative housing corporations; and

-	Proposals relating to the Underused Housing Tax.

–	Regulatory proposals released on November 3, 2023, to temporarily pause the federal fuel charge on deliveries of heating oil.

–	Legislative and regulatory amendments to implement the enhanced (100-per-cent) GST Rental Rebate for purpose-built rental housing announced on September 14, 2023.

–	Legislative proposals released on August 4, 2023, including with respect to the following measures:

-	The Carbon Capture, Utilization, and Storage investment tax credit;

-	The Clean Technology investment tax credit;

-	Labour Requirements Related to Certain investment tax credits;

-	Enhancing the Reduced Tax Rates for Zero-Emission Technology Manufacturers;

-	Flow-Through Shares and the Critical Mineral Exploration Tax Credit – Lithium from Brines;

-	Employee Ownership Trusts;

-	Retirement Compensation Arrangements;

-	Strengthening the Intergenerational Business Transfer Framework;

-	The Income Tax and GST/HST Treatment of Credit Unions;

-	The Alternative Minimum Tax for High-Income Individuals;

-	A Tax on Repurchases of Equity;

-	Modernizing the General Anti-Avoidance Rule;

-	Global Minimum Tax (Pillar Two);

-	Digital Services Tax;

-	Technical amendments to GST/HST rules for financial institutions;

-	Providing relief in relation to the GST/HST treatment of payment card clearing services;

-	Enhancements to the vaping product taxation framework;

-	Tax-exempt sales of motive fuels for export;

-	Excessive Interest and Financing Expenses Limitations;

-	Extending the quarterly duty remittance option to all licensed cannabis producers;

-	Revised Luxury Tax draft regulations to provide greater clarity on the tax treatment of luxury items; and

-	Technical tax amendments to the Income Tax Act and the Income Tax Regulations.

–	Legislative amendments to implement changes discussed in the transfer pricing consultation paper released on June 6, 2023.

–	Tax measures announced in Budget 2023, including the Dividend Received Deduction by Financial Institutions.

–	Legislative proposals released on August 9, 2022, including with respect to the following measures:

-	Substantive Canadian-Controlled Private Corporations;

-	Technical amendments to the Income Tax Act and Income Tax Regulations; and

-	Remaining legislative and regulatory proposals relating to the GST/HST, excise levies and other taxes and charges announced in the August 9, 2022 release.

Tax Measures: Supplementary Information 47

–	Legislative amendments to implement the Hybrid Mismatch Arrangements rules announced in Budget 2021.

–	Legislative proposals released in Budget 2021 with respect to the Rebate of Excise Tax for Goods Purchased by Provinces.

–	Regulatory proposals released in Budget 2021 related to information requirements to support input tax credit claims under the GST/HST.

–	The income tax measure announced on December 20, 2019, to extend the maturation period of amateur athlete trusts maturing in 2019 by one year, from eight years to nine years.

Budget 2024 also reaffirms the government’s commitment to move forward as required with other technical amendments to improve the certainty and integrity of the tax system.

Notice of Ways and Means Motion to Amend the Income Tax Act and the Income Tax Regulations

That it is expedient to amend the Income Tax Act (the “Act”) and the Income Tax Regulations (the “Regulations”) as follows:

Lifetime Capital Gains Exemption

1 The Act is modified to give effect to the proposals relating to the Lifetime Capital Gains Exemption as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Canadian Entrepreneurs’ Incentive

1 The Act is modified to give effect to the proposals relating to the Canadian Entrepreneurs’ Incentive as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Capital Gains Inclusion Rate

1 The Act is modified to give effect to the proposals relating to the Capital Gains Inclusion Rate as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

The Volunteer Firefighters and Search and Rescue Volunteers Tax Credits

1 (1) The portion of subsection 118.06(2) of the Act before paragraph (a) is replaced by the following:

Volunteer firefighter tax credit

(2) For the purpose of computing the tax payable under this Part for a taxation year by an individual who performs eligible volunteer firefighting services in the year, there may be deducted the amount determined by multiplying $6,000 by the appropriate percentage for the taxation year if the individual

(2) Subsection (1) applies to the 2024 and subsequent taxation years.

2 (1) The portion of subsection 118.07(2) of the Act before paragraph (a) is replaced by the following:

Search and rescue volunteer tax credit

(2) For the purpose of computing the tax payable under this Part for a taxation year by an individual who performs eligible search and rescue volunteer services in the year, there may be deducted the amount determined by multiplying $6,000 by the appropriate percentage for the taxation year if the individual

(2) Subsection (1) applies to the 2024 and subsequent taxation years.

Mineral Exploration Tax Credit

1 (1) Paragraph (a) of the definition flow-through mining expenditure in subsection 127(9) of the Act is replaced by the following:

Tax Measures: Supplementary Information 49

(a) that is a Canadian exploration expense incurred by a corporation after March 2024 and before 2026 (including, for greater certainty, an expense that is deemed by subsection 66(12.66) to be incurred before 2026) in conducting mining exploration activity from or above the surface of the earth for the purpose of determining the existence, location, extent or quality of a mineral resource described in paragraph (a) or (d) of the definition mineral resource in subsection 248(1),

(2) Paragraphs (c) and (d) of the definition flow-through mining expenditure in subsection 127(9) of the Act are replaced by the following:

(c) an amount in respect of which is renounced in accordance with subsection 66(12.6) by the corporation to the taxpayer (or a partnership of which the taxpayer is a member) under an agreement described in that subsection and made after March 2024 and before April 2025,

(d) that is not an expense that was renounced under subsection 66(12.6) to the corporation (or a partnership of which the corporation is a member), unless that renunciation was under an agreement described in that subsection and made after March 2024 and before April 2025, and

(3) Subsections (1) and (2) apply in respect of expenses renounced under a flow-through share agreement entered into after March 2024.

Alternative Minimum Tax

1 (1) Subparagraph 120.2(1)(b)(i) of the Act is replaced by the following:

(i) the amount that, but for this section, section 120 and subsection 120.4(2), would be the individual’s tax payable under this Part for the particular year if the individual were not entitled to any deduction under section 126

(2) Paragraph 120.2(3)(b) of the Act is replaced by the following:

(b) the amount that, if this Act were read without reference to section 120, would be the individual’s tax payable under this Part for the year if the individual were not entitled to any deduction under section 126, and

(3) Subsections (1) and (2) apply to taxation years that begin after December 31, 2023.

2 (1) The description of A in section 127.51 of the Act is replaced by the following:

A  is 20.5%;

(2) Paragraph (a) of the description of C in section 127.51 of the Act is replaced by the following:

(a) the first dollar amount for the year referred to in paragraph 117(2)(d), in the case of an individual (other than a trust) or a qualified disability trust (as defined in subsection 122(3)); and

(3) Subsections (1) and (2) apply to taxation years that begin after December 31, 2023.

3 (1) Subparagraph 127.52(1)(d)(i) of the Act is replaced by the following:

(i) the references to the fraction applicable to the individual for the year in each of paragraphs 38(a) and (b) and section 41 were read as a reference to “1/1”, and

(2) The formula in subparagraph 127.52(1)(d)(ii) of the Act is replaced by the following:

A ÷ B

(3) Subsection 127.52(1) of the Act is amended by adding the following after paragraph (d):

(d.1) in respect of a disposition to which paragraph 38(a.1) applies, the portion of that paragraph before subparagraph (i) were read as “a taxpayer’s taxable capital gain for a taxation year from the disposition of a property is equal to 3/10 of the taxpayer’s capital gain for the year from the disposition of the property if”;

(4) The portion of subparagraph 127.52(1)(g)(ii) of the Act before clause (A) is replaced by the following:

(ii) the total of all amounts each of which is

(5) Clause 127.52(1)(g)(ii)(A) of the French version of the Act is replaced by the following:

(A) un montant attribué par la fiducie en application du paragraphe 104(21) pour l’année,

(6) The portion of clause 127.52(1)(g)(ii)(B) of the French version of the Act before subclause (I) is replaced by the following:

(B) la partie d’un gain en capital imposable net de la fiducie qu’il est raisonnable de considérer :

(7) Subparagraphs 127.52(1)(h)(i) to (vi) of the Act are replaced by the following:

(i) the amounts deducted under subsection 110(2),

(ii) 7/5 of the amounts deducted under paragraph 110(1)(d.01) and any of subsections 110.6(2) and (2.1),

(iii) the amount that would be deductible under paragraph 110(1)(f) if the individual deducted 1/2 of the amount the individual deducted for the year under subparagraph 110(1)(f)(v),

(iv) 1⁄2 of the amount deducted for the year under subsection 110.7(1), and

(v) the amount deducted under paragraph 110(1)(g);

(8) Clauses 127.52(1)(i)(i)(A) and (B) of the Act before subclause (B)(I) are replaced by the following:

(A) 1⁄2 of all amounts deducted for the year under paragraphs 111(1)(a), (c), (d) and (e), and

(B) the total of all amounts that would be deductible under those paragraphs for the year if the amount that would be deductible under paragraphs 111(1)(a), (c), (d) and (e) was 1⁄2 of the amount that would otherwise be deductible under those paragraphs and if

(9) Clause 127.52(1)(i)(ii)(A) of the Act is replaced by the following:

(A) the total of all amounts deducted under paragraph 111(1)(b), and

(10) Clause 127.52(1)(i)(ii)(B) of the Act is amended by striking out “and” at the end of subclause (II) and by replacing subclause (III) with the following:

(III) paragraphs (c.1) and (d) of this subsection applied in computing the individual’s net capital loss for any taxation year that ends after 2011 and begins before 2024, and

(IV) paragraph (c.1) of this subsection applied in computing the individual’s net capital loss for any taxation year that begins after 2023; and

(11) Paragraph 127.52(1)(j) of the Act is replaced by the following:

(j) in computing the individual’s income for the year, the individual deducted 1⁄2 of the amount deducted for the year under

(i) paragraphs 8(1)(c) to (e), (g) to (l.2) and (p) to (t),

(ii) paragraphs 20(1)(c) to (f) in respect of an amount borrowed to earn income from property for the year, other than an amount described under any of paragraphs (b), (c), (c.2), (c.3) and (e.1),

(iii) paragraphs 60(e), (e.1) and (g),

Tax Measures: Supplementary Information 51

(iv) subsections 62(1) and (2),

(v) subsections 63(1) and (2.2), and

(vi) section 64.

(12) Subsections (1) to (11) apply to taxation years that begin after December 31, 2023.

4 (1) Paragraphs 127.531(a) and (b) of the Act are replaced by the following:

(a) 1⁄2 of an amount deducted under any of subsections 118(1), (2), (3) and (10), sections 118.01 to 118.07, subsections 118.3(1), (2) and (3) and sections 118.5 to 118.9 in computing the individual’s tax payable for the year under this Part;

(b) 1⁄2 of the amount that was claimed under section 118.2 in computing the individual’s tax payable for the year under this Part, determined without reference to this Division, to the extent that the amount claimed does not exceed the maximum amount deductible under that section in computing the individual’s tax payable for the year under this Part, determined without reference to this Division;

(c) 4/5 of the amount that was claimed under section 118.1 in computing the individual’s tax payable for the year under this Part, determined without reference to this Division, to the extent that the amount claimed does not exceed the maximum amount deductible under that section in computing the individual’s tax payable for the year under this Part, determined without reference to this Division; and

(d) an amount deducted under section 119 or subsection 127(1) in computing the individual’s tax payable for the year under this Part.

(2) Subsection (1) applies to taxation years that begin after December 31, 2023.

5 (1) Paragraph (b) of the definition foreign income in subsection 127.54(1) of the Act is repaced by the following:

(b) the individual’s incomes for the year (as would be determined if paragraph 127.52(1)(d) were applicable) from sources in countries other than Canada in respect of which the individual has paid non-business-income taxes, within the meaning assigned by subsection 126(7), to governments of countries other than Canada; ( revenu de source étrangère )

(2) The description of A in subparagraph 127.54(2)(b)(ii) of the Act is replaced by the following:

A is 20.5%, and

(3) Subsections (1) and (2) apply to taxation years that begin after December 31, 2023.

6 (1) Paragraph 127.55(f) of the Act is replaced by the following:

(f) a taxation year of a trust throughout which the trust is

(i) a trust referred to in paragraph 150(1.2)(f), (g), (i), (j), (l) or (n),

(ii) an investment fund (as defined under subsection 251.2(1)) unless the trust is an investment fund throughout the taxation year as part of a transaction or event or series of transactions or events one of the main purposes of which is to avoid tax under this Division,

(iii) a trust

(A) all of the beneficiaries of which are any combination of

(I) persons exempt from tax under this Division, or

(II) trusts described in this subparagraph,

(B) under which no person (other than a person described in subclause (A)(I) or (II)) can be added as a beneficiary,

(C) in which all interests are fixed interests (as defined in subsection 94(1)), and

(D) that is irrevocable,

(iv) a trust that is exempt from tax under this Part,

(v) a trust described in subsection 143(1),

(vi) a unit trust if the total fair market value of the units of the trust that are listed on a designated stock exchange represents all or substantially all of the total fair market value of all the units of the trust,

(vii) an employee ownership trust,

(viii) a trust if

(A) it is established

(I) under a law of Canada or a province and is for the benefit of an Indigenous group, community or people that holds rights recognized and affirmed by section 35 of the Constitution Act, 1982, or

(II) under a treaty, or a settlement agreement, between His Majesty in right of Canada, or His Majesty in right of a province, and an Indigenous group, community or people described in subclause (I), and

(B) all or substantially all of the contributions to the trust before the end of the taxation year are amounts paid under the law, treaty or settlement agreement described in subclauses (A)(I) or (II), or are reasonably traceable to those amounts,

(ix) a trust, all of the beneficiaries of which are any combination of

(A) all of the members of an Indigenous group, community or people that holds rights recognized and affirmed by section 35 of the Constitution Act, 1982,

(B) a public body performing a function of government in Canada within the meaning of paragraph 149(1)(c) in relation to an Indigenous group, community or people that holds rights recognized and affirmed by section 35 of the Constitution Act, 1982,

(C) a person described under paragraph 149(1)(f) or (l) that is organized and operated primarily for health, education, social welfare or community improvement for the benefit of the members of an Indigenous group, community or people that holds rights recognized and affirmed by section 35 of the Constitution Act, 1982,

(D) a corporation all of the shares (except directors’ qualifying shares) or of the capital of which are owned by a person described in clause (B) or clause (C), a trust described in subparagraph (viii), another corporation that is described in this clause, or a combination of these persons, or

(E) a trust described in subparagraph (viii).

(2) Subsection (1) applies to taxation years that begin after December 31, 2023.

Canada Child Benefit

1 (1) Section 122.62 of the Act is amended by adding the following after subsection (8):

Tax Measures: Supplementary Information 53

Death of child — qualified dependant

(9) For the purposes of this Subdivision (other than subsection (4)), a person is deemed to be a qualified dependant at the beginning of a month if

(a) the person died in any of the six preceding months;

(b) the person’s date of birth was not 18 years or more prior to the beginning of the month; and

(c) the person was a qualified dependant immediately prior to their death.

Death of child — eligible individual

(10) For the purposes of this Subdivision (other than subsection (4)), a person is deemed to be an eligible individual in respect of a qualified dependant at the beginning of a month if

(a) that qualified dependant is a qualified dependant at the beginning of that month because of subsection (9); and

(b) the person was an eligible individual in respect of the qualified dependant immediately before the qualified dependant’s death.

Death of child

(11) For the purposes of paragraphs (a) and (b) of the description of E in subsection 122.61(1), if a person is deemed to be a qualified dependant at the beginning of a month because of subsection (9), the person is deemed to be the age at the beginning of that month that the person would have been at the beginning of that month had the person not died.

Death of child — disability tax credit

(12) For the purposes of paragraph (a) of the description of N in subsection 122.61(1), if a person died on or after July 1 of a particular taxation year and an amount could have been deducted in respect of that person under section 118.3 for that taxation year, an amount is deemed to be deductible under section 118.3 in respect of that person for the immediately following taxation year.

(2) Subsection (1) applies in respect of the death of a person that occurs after 2024.

Disability Supports Deduction

1 (1) Subparagraph (ii) of the description of A in paragraph 64(a) of the Act is amended by striking out “and” at the end of clause (P) and by adding the following after clause (Q):

(R) where the taxpayer has a severe and prolonged impairment in physical functions, for the cost of an ergonomic work chair prescribed by a medical practitioner, including related amounts paid for an ergonomic assessment to a person engaged in the business of providing such services,

(S) where the taxpayer has a severe and prolonged impairment in physical functions, for the cost of a bed positioning device prescribed by a medical practitioner, including related amounts paid for an ergonomic assessment to a person engaged in the business of providing such services,

(T) where the taxpayer has a severe and prolonged impairment in physical functions, for the cost of a mobile computer cart prescribed by a medical practitioner,

(U) where the taxpayer has an impairment in physical or mental functions, for the cost of an alternative input device prescribed by a medical practitioner to allow the taxpayer to use a computer,

(V) where the taxpayer has an impairment in physical or mental functions, for the cost of a digital pen device prescribed by a medical practitioner to allow the taxpayer to use a computer,

(W) where the taxpayer has a vision impairment, for the cost of a navigation device for low vision that is prescribed by a medical practitioner,

(X) where the taxpayer has an impairment in mental functions, for the cost of memory or organizational aids that are prescribed by a medical practitioner, and

(Y) where the taxpayer is blind or profoundly deaf or has severe autism, severe diabetes, severe epilepsy, severe mental impairment or a severe and prolonged impairment that markedly restricts the use of the taxpayer’s arms or legs, for the cost of goods, services and expenses described in subparagraphs 118.2(2)(l)(i) to (iv) if the references in those subparagraphs to the “patient” were read as references to the “taxpayer” and the animal described in subparagraph 118.2(2)(l)(i) is prescribed by a medical practitioner,

(2) Subsection (1) applies to the 2024 and subsequent taxation years.

Employee Ownership Trust Tax Exemption

1 The Act is modified to give effect to the proposals relating to the Employee Ownership Trust Tax Exemption as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Charities and Qualified Donees

1 (1) Subsection 149.1(1) of the Act is amended by adding the following in alphabetical order:

registered foreign charity means a person described in subparagraph (a)(v) of the definition qualified donee in this subsection; (organisme de bienfaisance étranger enregistré)

(2) Subsection 149.1(6.3) of the Act is replaced by the following:

Designation as public foundation, etc.

(6.3) The Minister may, by notice sent by registered mail, or electronically if authorized in accordance with subsection 244(14.3), to a registered charity, on the Minister’s own initiative or on application made to the Minister in prescribed form, designate the charity to be a charitable organization, private foundation or public foundation and the charity shall be deemed to be registered as a charitable organization, private foundation or public foundation, as the case may be, for taxation years commencing after the day of mailing or sending of the notice unless and until it is otherwise designated under this subsection or its registration is revoked under subsection (2), (3), (4), (4.1) or 168(2).

(3) Section 149.1 of the Act is amended by adding the following after subsection (14.1):

Information returns

(14.2) Every registered foreign charity must, within six months from the end of each taxation year of the charity and without notice or demand, file with the Minister a public information return for the year in prescribed form and containing prescribed information.

(4) Paragraph 149.1(15)(a) of the Act is replaced by the following:

(a) the information contained in a public information return referred to in subsection (14), (14.1) or (14.2), and the filing status of information returns required by that subsection, must be communicated or otherwise made available to the public by the Minister in such manner as the Minister considers appropriate;

(5) Subsection 149.1(22) of the Act is replaced by the following:

Refusal to register

(22) The Minister may by mail, or electronically if authorized in accordance with subsection 244(14.3), give notice to a person that the application of the person for registration as a qualified donee referred to in subparagraph (a)(i) or (iii) or any of paragraphs (b) to (c) of the definition qualified donee in subsection (1) is refused.

(6) Subsection 149.1(23) of the Act is replaced by the following:

Tax Measures: Supplementary Information 55

Annulment of registration

(23) The Minister may by registered mail, or electronically if authorized in accordance with subsection 244(14.3), give notice to a person that the registration of the person as a registered charity is annulled and deemed not to have been so registered, if the person was so registered by the Minister in error or the person has, solely as a result of a change in law, ceased to be a charity.

(7) The portion of subsection 149.1(26) of the Act before paragraph (a) is replaced by the following:

Foreign charities

(26) For the purposes of subparagraph (a)(v) of the definition qualified donee in subsection (1), the Minister may register, in consultation with the Minister of Finance, a foreign charity for a 36-month period that includes the time at which His Majesty in right of Canada has made a gift to the foreign charity, if

(8) Subsections (1) and (3) are deemed to have come into force on the day after Budget Day and apply to taxation years that begin after that day.

(9) Subsection (7) applies to registrations after Budget Day.

2 (1) The portion of subsection 168(1) of the Act before paragraph (a) is replaced by the following:

Notice of intention to revoke registration

168 (1) The Minister may by registered mail, or electronically if authorized in accordance with subsection 244(14.3), give notice to a person described in any of paragraphs (a) to (c) of the definition qualified donee in subsection 149.1(1) that the Minister proposes to revoke its registration if the person

(2) Paragraph 168(1)(c) of the Act is replaced by the following:

(c) in the case of a registered charity, registered foreign charity, registered Canadian amateur athletic association or registered journalism organization, fails to file an information return as and when required under this Act or a regulation;

(3) Subsection 168(2) of the Act is replaced by the following:

Revocation of registration

(2) If the Minister gives notice under subsection (1) to a registered charity, a registered Canadian amateur athletic association or a registered journalism organization,

(a) if it has applied to the Minister in writing for the revocation of its registration, the Minister shall, forthwith after the mailing or sending of the notice, publish a copy of the notice on an internet webpage of the Government of Canada, and on that publication of a copy of the notice, the registration is revoked;

(b) in any other case, the Minister may, after the expiration of 30 days from the day of mailing or sending of the notice, or after the expiration of such extended period from the day of mailing or sending of the notice as the Federal Court of Appeal or a judge of that Court, on application made at any time before the determination of any appeal pursuant to subsection 172(3) from the giving of the notice, may fix or allow, publish a copy of the notice on an internet webpage of the Government of Canada, and on that publication of a copy of the notice, the registration is revoked; and

(c) the Minister shall maintain a permanent record of the notice and make the notice available to the public in such manner as the Minister considers appropriate.

(4) The portion of subsection 168(4) of the Act before paragraph (a) is replaced by the following:

Objection to proposal or designation

(4) A person may, on or before the day that is 90 days after the day on which the notice was mailed or sent, serve on the Minister a written notice of objection in the manner authorized by the Minister, setting out the reasons for the objection and all the relevant facts, and the provisions of subsections 165(1), (1.1) and (3) to (7) and sections 166, 166.1 and 166.2 apply, with any modifications that the circumstances require, as if the notice were a notice of assessment made under section 152, if

3 Subsection 188.1(6) of the Act is replaced by the following:

Failure to file information returns

(6) Every registered charity, registered foreign charity, registered Canadian amateur athletic association and registered journalism organization that fails to file a return for a taxation year as and when required by subsection 149.1(14), (14.1) or (14.2) is liable to a penalty equal to $500.

4 (1) The portion of subsection 188.2(1) of the Act before paragraph (a) is replaced by the following:

Notice of suspension with assessment

188.2 (1) The Minister shall, with an assessment referred to in this subsection, give notice by registered mail, or electronically if authorized in accordance with subsection 244(14.3), to a registered charity, registered Canadian amateur athletic association or registered journalism organization that its authority to issue an official receipt referred to in Part XXXV of the Income Tax Regulations is suspended for one year from the day that is seven days after the day on which the notice is mailed or sent, if the Minister has assessed the charity, association or organization for a taxation year for

(2) The portion of subsection 188.2(2) of the Act before paragraph (a) is replaced by the following:

Notice of suspension — general

(2) The Minister may give notice by registered mail, or electronically if authorized in accordance with subsection 244(14.3), to a person referred to in any of paragraphs (a) to (c) of the definition qualified donee in subsection 149.1(1) that the authority of the person to issue an official receipt referred to in Part XXXV of the Income Tax Regulations is suspended for one year from the day that is seven days after the day on which the notice is mailed or sent

(3) Subsection 188.2(2.1) of the Act is replaced by the following:

Suspension – failure to report

(2.1) If a registered charity, a registered foreign charity, a registered Canadian amateur athletic association or a registered journalism organization fails to report information that is required to be included in a return filed under subsection 149.1(14), (14.1) or (14.2) the Minister may give notice by registered mail, or electronically if authorized in accordance with subsection 244(14.3), to the charity, association or organization that its authority to issue an official receipt referred to in Part XXXV of the Income Tax Regulations is suspended from the day that is seven days after the day on which the notice is mailed or sent until such time as the Minister notifies the charity, association or organization that the Minister has received the required information in prescribed form.

(4) Paragraph 188.2(3)(a) of the English version of the Act is replaced by the following:

(a) the qualified donee is deemed, in respect of gifts made and property transferred to the qualified donee within the one-year period that begins on the day that is seven days after the day on which the notice is mailed or sent, not to be a qualified donee for the purposes of subsections 110.1(1) and 118.1(1) and Part XXXV of the Income Tax Regulations; and

5 Subsection 189(8) of the Act is amended by striking out “and” at the end of paragraph (a) and by replacing paragraph (b) with the following:

(b) the reference in each of subsections 165(2) and 166.1(3) to the expression “Chief of Appeals in a District Office or a Taxation Centre” is to be read as a reference to the expression “Appeals Branch”; and

Tax Measures: Supplementary Information 57

(c) despite subsections 165(2) and 166.1(3), a person may serve a notice of objection under subsection 165(1) or make an application under subsection 166.1(1) in any manner authorized by the Minister.

6 Section 244 of the Act is amended by adding the following after subsection (14.2):

Electronic notice — qualified donees

(14.3) Despite subsection (14.2), a notice issued under any of subsections 149.1(6.3), (22) or (23), subsection 168(1) or subsections 188.2(1), (2) or (2.1) that is made available in electronic format such that it can be read or perceived by an individual or a computer system or other similar device, and that refers to the business number, trust account number or registration number of a person, is presumed to be sent to the person and received by the person on the date that it is posted by the Minister in the secure electronic account in respect of a business number, trust account number or registration number of the person, if the person has authorized that notices may be made available in that manner and has not at least 30 days before that date revoked that authorization in a manner specified by the Minister.

7 (1) Paragraph 3501(1)(d) of the Regulations is repealed.

(2) Paragraph 3501(1)(e.1) of the Regulations is amended by adding “and” at the end of subparagraph (i), by removing “and” at the end of subparagraph (ii) and by repealing subparagraph (iii).

(3) Paragraph 3501(1)(g) of the Regulations is replaced by the following:

(g) the name and address of the donor including, in the case of an individual, the individual’s first name;

(4) Paragraph 3501(1)(j) of the Regulations is replaced by the following:

(j) the name and Internet webpage of the Canada Revenue Agency.

(5) Paragraph 3501(1.1)(c) of the Regulations is repealed.

(6) Paragraph 3501(1.1)(e) of the Regulations is amended by adding “and” at the end of subparagraph (i), by removing “and” at the end of subparagraph (ii) and by repealing subparagraph (iii).

(7) Paragraph 3501(1.1)(g) of the Regulations is replaced by the following:

(g) the name and address of the donor including, in the case of an individual, the individual’s first name;

(8) Paragraph 3501(1.1)(j) of the Regulations is replaced by the following:

(j) the name and Internet webpage of the Canada Revenue Agency.

(9) Subsection 3501(2) of the Regulations is replaced by the following:

(2) Except as provided in subsection (3), (3.1) or (3.2), every official receipt shall be signed personally by an individual referred to in paragraph (1)(i) or (1.1)(i).

(10) Section 3501 of the Regulations is amended by adding the following after subsection (3.1):

(3.2) Where an official receipt is electronically issued, it may contain a digital signature if

(a) it has a unique serial number; and

(b) it is issued and sent in a secure and non-editable format.

(11) Subsection 3501(5) of the Regulations is replaced by the following:

(5) A spoiled official receipt form shall be marked “cancelled” or “void” and such form shall be retained by the registered organization or the other recipient of a gift as part of its records.

Home Buyers’ Plan

1 The Act is modified to give effect to the proposals relating to the Home Buyers’ Plan as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Indigenous Child and Family Services Settlement

1 (1) The portion of subparagraph 81(1)(g.3)(i) of the Act before clause (A) is replaced by the following:

(i) the taxpayer is a trust established under

(2) Subparagraph 81(1)(g.3)(i) of the Act is amended by striking out “or” at the end of clause (D), by replacing “and” at the end of clause (E) with “or” and by adding the following after clause (E):

(F) the Settlement Agreement entered into by His Majesty in right of Canada, dated effective as of April 19, 2023, in respect of the class actions relating to the First Nations Child and Family Services, Jordan’s Principle and Trout Class, and

(3) Subsections (1) and (2) are deemed to have come into force on January 1, 2024.

Clean Electricity Investment Tax Credit

1 The Act is modified to give effect to the proposals relating to the Clean Electricity Investment Tax Credit as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Polymetallic Extraction and Processing

1 The Act is modified to give effect to the proposals relating to the Polymetallic Extraction and Processing as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Accelerated Capital Cost Allowance for Productivity — Enhancing Assets

1 The Act is modified to give effect to the proposals relating to the Accelerated Capital Cost Allowance for Productivity — Enhancing Assets as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Accelerated Capital Cost Allowance for Purpose-Built Rental Housing

1 The Act is modified to give effect to the proposals relating to the Accelerated Capital Cost Allowance for Purpose-Built Rental Housing as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Canada Carbon Rebate for Small Businesses

1 The Act is modified to give effect to the proposals relating to the Canada Carbon Rebate for Small Businesses as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Interest Deductibility Limits — Purpose-Built Rental Housing

1 The Act is modified to give effect to the proposals relating to the Interest Deductibility Limits — Purpose-Built Rental Housing as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Tax Measures: Supplementary Information 59

Non-Compliance with Information Requests

1 (1) The portion of subsection 231.1(1) of the Act before paragraph (a) is replaced by the following:

Information gathering

231.1 (1) An authorized person may, at all reasonable times, for any purpose related to the administration or enforcement of this Act ( including the collection of any amount payable under this Act by any person), of a listed international agreement or, for greater certainty, of a tax treaty with another country,

(2) Subsection 231.1(1) of the Act is amended by striking out “and” at the end of paragraph (d), by adding “and” at the end of paragraph (e) and by adding the following after paragraph (e):

(f) subject to subsection (4), require a taxpayer or any other person to provide and deliver, in a reasonable manner, within a reasonable period of time and without cost to His Majesty in right of Canada,

(i) any information or additional information, including a return of income or a supplementary return, or

(ii) any document.

(3) Section 231.1 of the Act is amended by adding the following after subsection (3):

Not applicable to unnamed persons

(4) An authorized person shall not impose on a taxpayer or any other person a requirement under paragraph (1)(f) to provide information or any document relating to one or more unnamed persons for which an application under subsection 231.2(3) would be required if the information or document was sought under a notice of requirement under section 231.2.

2 (1) The portion of subsection 231.2(1) of the Act before paragraph (a) is replaced by the following:

Requirement to provide documents or information

231.2 (1) Notwithstanding any other provision of this Act, the Minister may, subject to subsection (2), for any purpose related to the administration or enforcement of this Act (including the collection of any amount payable under this Act by any person), of a listed international agreement or, for greater certainty, of a tax treaty with another country, by notice sent or served in accordance with subsection (1.1), require that any person provide, within such reasonable time and in such reasonable manner as is stipulated in the notice, without cost to His Majesty in right of Canada,

(2) Paragraph 231.2(3)(b) of the Act is replaced by the following:

(b) the requirement is made to verify compliance by the person or persons in the group with any duty or obligation under this Act, a listed international agreement or, for greater certainty, a tax treaty with another country.

3 The Act is amended by adding the following after section 231.4:

Documents and information — oath or affirmation

231.41 A requirement or notice sent or served on a person under section 231.1, 231.2 or 231.6 may require that the person provide any answers to questions, information or documents sought by the Minister under those sections orally, under oath or affirmation, or by affidavit.

4 Section 231.5 of the Act is replaced by the following:

Copies

231.5 If any document is seized, inspected, audited, examined or provided under any of sections 231.1 to 231.4 and 231.6, the person by whom it is seized, inspected, audited or examined or to whom it is provided or any officer of the Canada Revenue Agency may make, or cause to be made, one or more copies thereof and, in the case of an electronic document, make or cause to be made, a print-out of the electronic document, and any document purporting to be certified by the Minister or an authorized person to be a copy of the document, or to be a print-out of an electronic document, made pursuant to this section is evidence of the nature and content of the original document and has the same probative force as the original document would have if it were proven in the ordinary way.

Compliance

231.51  No person shall, physically or otherwise, interfere with, hinder or molest an official (in this section having the meaning assigned by subsection 241(10)) doing anything that the official is authorized to do under this Act or attempt to interfere with, hinder or molest any official doing or prevent or attempt to prevent an official from doing, anything that the official is authorized to do under this Act, and every person shall, unless the person is unable to do so, do everything that the person is required to do by or under sections 231.1 to 231.6.

5 (1) Subsections 231.6(1) and (2) of the Act are replaced by the following:

Definition of foreign-based information or document

231.6 (1)  For the purposes of this section, foreign-based information or document means any information or document that is available or located outside Canada and that may be relevant to the administration or enforcement of this Act, of a listed international agreement or, for greater certainty, of a tax treaty with another country, including the collection of any amount payable under this Act by any person.

Requirement to provide foreign-based information

(2)  Notwithstanding any other provision of this Act, the Minister may, by notice sent or served in accordance with sub-section (3.1), require that a person resident in Canada or a non-resident person carrying on business in Canada provide and deliver, within such reasonable time and in such reasonable manner as is stipulated in the notice, without cost to His Majesty in right of Canada, any foreign-based information or document.

(2)  Paragraph 231.6(3)(a) of the Act is replaced by the following:

(a) a reasonable period of time of not less than 90 days after the notice is sent or served for the production of the information or document;

(3) Subsection 231.6(5) of the Act is amended by adding “or” at the end of paragraph (a) and by replacing paragraphs (b) and (c) with the following:

(b) vary or set aside the requirement if the judge determines that the requirement is unreasonable.

(4)  Subsection 231.6(8) of the Act is replaced by the following:

Consequence of failure

(8)  If a person fails to comply substantially with a notice sent or served under subsection (2) and if the notice is not set aside by a judge pursuant to subsection (5), any court having jurisdiction in a civil proceeding relating to the administration or enforcement of this Act, of a listed international agreement or, for greater certainty, of a tax treaty with another country, shall, on motion of the Minister, prohibit the introduction by that person of any foreign-based information or document covered by that notice.

6 (1)  Subsection 231.7(1) of the Act is replaced by the following:

Compliance order

231.7 (1)  On summary application by the Minister, a judge may, notwithstanding subsection 238(2), order a person to provide any access, assistance, information or document sought by the Minister under section 231.1, 231.2 or 231.6, and answer all questions either orally or in writing as required by paragraph 231.1(1)(d), if the judge is satisfied that

(a)  the person was required under

(i)  section 231.1, 231.2 or 231.6 to provide the access, assistance, information or document and did not do so, or

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(ii)  paragraph 231.1(1)(d) to answer questions orally or in writing and the person did not do so; and

(b) in the case of information, a document or an answer to a question, the information, document or answer is not protected from disclosure by solicitor-client privilege.

(2)  Section 231.7 of the Act is amended by adding the following after subsection (5):

Penalties

(6)  If an order under subsection (1) is issued in respect of a taxpayer’s failure to comply, the taxpayer is, in addition to any penalty otherwise provided, liable to a penalty of 10% of the aggregate amount of tax payable by the taxpayer under this Act for each taxation year of the taxpayer in respect of which the order relates.

Threshold amount of tax

(7)  Subsection (6) does not apply if the amount of tax payable by the taxpayer under this Act for each taxation year in respect of which the order under subsection (1) relates is less than $50,000.

Make application at any time

(8)  The Minister may apply for a compliance order under subsection (1) before or after sending a notice described under subsection 231.9(1).

Assessment

(9)  The Minister may at any time assess any amount payable under subsection (6) by any person and, if the Minister makes such an assessment, the provisions of Divisions I and J apply, with such modifications as the circumstances require, in respect of the assessment as though it had been made under section 152.

7 Section 231.8 of the Act is replaced by the following:

Time period not to count

231.8 (1)  The following periods of time shall not be counted in the computation of the period of time within which an assessment may be made for a taxation year of a taxpayer under subsection 152(4):

(a) if the taxpayer, or a person that does not deal at arm’s length with the taxpayer, is sent or served with a requirement under subsection 231.1(1), the period of time between the day on which an application for judicial review in respect of the requirement is made and the day on which the application is finally disposed of;

(b) if the taxpayer, or a person that does not deal at arm’s length with the taxpayer, is sent or served with a notice of a requirement under subsection 231.2(1), the period of time between the day on which an application for judicial review in respect of the requirement is made and the day on which the application is finally disposed of;

(c) if the taxpayer, or a person that does not deal at arm’s length with the taxpayer, is sent or served with a notice of requirement under subsection 231.6(2), the period of time between the day on which the taxpayer or the non-arm’s length person applies to a judge for review under subsection 231.6(4) and the day on which the application is finally disposed of;

(d) if an application is commenced by the Minister under subsection 231.7(1) to order the taxpayer, or a person that does not deal at arm’s length with the taxpayer, to provide any access, assistance, information or document, the period of time between the day on which the taxpayer or the non-arm’s length person files a notice of appearance, or otherwise opposes the application, and the day on which the application is finally disposed of;

(e) if the taxpayer, or a person that does not deal at arm’s length with the taxpayer, is sent or served with a notice of non-compliance under subsection 231.9(1), the period of time that the notice of non-compliance is outstanding; and

(f)  if, under subsection 231.9(7), a judge has vacated a notice of non-compliance sent to, or served on, the taxpayer, or a person that does not deal at arm’s length with the taxpayer, the period of time between the day on which the taxpayer or the non-arm’s length person applies to a judge for review under subsection 231.9(6) and the day on which the application is finally disposed of.

When finally disposed of

(2)  For the purposes of subsection (1), an application is finally disposed of when the application is disposed of and the time to appeal the application has expired and, in the case of an appeal, when the appeal and any further appeal is disposed of or the time for filing any further appeal has expired.

Notice of non-compliance

231.9 (1) The Minister may, at any time, send to a person or serve a person with a notice of non-compliance if the Minister determines that the person has not complied in full or in part with

(a)  a requirement under paragraph 231.1(1)(d) or (f);

(b) a requirement under paragraph 231.1(1)(e) to provide an authorized person with all reasonable assistance necessary to allow the authorized person to do anything the authorized person is authorized to do under paragraphs 231.1(1)(a) to (c); or

(c)  a notice sent or served under subsection 231.2(1) or 231.6(2).

Contents of notice of non-compliance

(2) A notice of non-compliance under subsection (1) shall set out, in respect of each taxation year of the taxpayer under review, the manner in which the person that has been sent or served with the notice of non-compliance has failed to comply with a requirement or notice described in any of paragraphs (1)(a) to (c).

Notice

(3) A notice of non-compliance referred to in subsection (1) may be

(a)  served personally;

(b)  sent by registered or certified mail; or

(c) sent electronically to a bank or credit union that has provided written consent to receive notices of non-compliance under subsection (1) electronically.

Request for review

(4) A person who is sent or served with a notice of non-compliance under subsection (1) may, within 90 days after the day on which the notice of non-compliance is sent or served, request in writing to the Minister that the notice of non-compliance be reviewed and make a representation or submission to the Minister in that regard.

Minister’s review

(5)  Within 180 days from the date of receipt by the Minister of a request by a person under subsection (4), the Minister shall

(a)  confirm, vary or vacate the notice of non-compliance sent or served under subsection (1); and

(b)  notify the person in writing of the Minister’s decision.

When required to set aside

(6)  A notice of non-compliance shall be vacated under subsection (5) if the Minister determines that it was unreasonable to issue the notice of non-compliance, or that the person had, prior to the issuance of the notice of non-compliance, done

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everything reasonably necessary to comply with each requirement or notice in respect of which the notice of non-compliance was issued.

Application for review of decision

(7)  A person may, within 90 days after the day on which the person is notified of the Minister’s decision under subsection (5), apply to a judge for a review of that decision.

Powers on review

(8)  On hearing an application under subsection (7) in respect of a decision by the Minister, a judge may

(a)  confirm the decision; or

(b) vary or vacate the notice of non-compliance if the judge determines that the Minister’s decision was not reasonable.

When notice vacated

(9)  If a notice of non-compliance is vacated under subsection (5) or (8), it is deemed to have never been sent or served.

When notice outstanding

(10)  For the purposes of subsection (11) and paragraph 231.8(1)(e), a notice of non-compliance is outstanding from the day that it is sent to, or served on, a person until the day on which the person has, to the satisfaction of the Minister, complied, or demonstrated that they have done everything reasonably necessary to comply, with each requirement or notice in respect of which the notice of non-compliance was issued.

Penalty

(11)  A person sent or served a notice of non-compliance under subsection (1) is liable to a penalty of $50 for each day the notice of non-compliance is outstanding, to a maximum of $25,000.

Assessment

(12)  The Minister may at any time assess any amount payable under subsection (11) by any person and, if the Minister makes such an assessment, the provisions of Divisions I and J apply, with such modifications as the circumstances require, in respect of the assessment as though it had been made under section 152.

Avoidance of Tax Debts

1 (1)  The portion of subsection 160(5) of the Act before paragraph (a) is replaced by the following:

Anti-avoidance rules

(5)  For the purposes of this section, if a person (referred to in this section as the “transferor” ) has transferred property either directly or indirectly, by means of a trust or by any other means whatever to another person (referred to in this section as the “transferee” ) in a transaction or as part of a series of transactions

(2)  Section 160 of the Act is amended by adding the following after subsection (5):

Deemed transfer - conditions

(6)  Subsection (7) applies in respect of a transaction or series of transactions if, as part of the transaction or series of transactions,

(a)  a person (in this subsection referred to as the “planner”) has transferred property, either directly or indirectly, by means of a trust or by any other means whatever, to a person (in this subsection referred to as the “transferee”) or a person not dealing at arm’s length with the transferee, pursuant to the direction of, or with the concurrence of the transferee;

(b) another person (in this subsection referred to as the “transferor”) has transferred a property (in this subsection referred to as the “particular property”), either directly or indirectly, by means of a trust or by any other means whatever, to the planner or any other person; and

(c) it is reasonable to conclude that one of the purposes for undertaking or arranging the transaction or series of transactions is to avoid joint and several, or solidary, liability of the transferee and transferor for an amount payable under this Act.

Deemed transfer

(7) If this subsection applies in respect of a transaction or series of transactions, for the purposes of this section, the transferor (within the meaning of subsection (6)) is deemed to have transferred the particular property to the transferee (within the meaning of subsection (6)) as part of the transaction or series of transactions.

(8) If a transaction or series of transactions is a section 160 avoidance transaction (as defined in subsection 160.01(1)), in determining the amount the transferee and transferor are jointly and severally, or solidarily, liable to pay under this section, the fair market value of the consideration given, if any, by the transferee for any transferred property is deemed to be nil if

(a) the transaction or series of transactions is described in paragraph (a) or (c) of the definition section 160 avoidance transaction in subsection 160.01(1); or

(b) it is reasonable to conclude that one of the purposes for undertaking or arranging the transaction or series of transactions is to avoid joint or several, or solidary, liability of the transferee and transferor for an amount payable under this Act.

(3)  Subsections (1) and (2) apply in respect of a transaction or series of transactions that occurs on or after Budget Day.

2 (1)  The definition “section 160 avoidance transaction” in subsection 160.01(1) of the Act is amended by striking out “or” at the end of paragraph (a), by adding “or” at the end of paragraph (b) and by adding the following after paragraph (b):

(c)  subsection 160(7) deems there to have been a transfer of property from the transferor to the transferee.

(2)  The definition transferee in subsection 160.01(1) of the Act is replaced by the following:

transferee has the meaning assigned by subsections 160(1), (5) and (7). (bénéficiaire du transfert)

(3)  The definition transferor in subsection 160.01(1) of the Act is replaced by the following:

transferor has the meaning assigned by subsections 160(1), (5) and (7). (auteur du transfert)

(4)  Subsections (1) to (3) apply in respect of a transaction or series of transactions that occurs on or after Budget Day.

Reportable and Notifiable Transactions Penalty

1 (1)  The portion of subsection 238(1) of the Act before paragraph (a) is replaced by the following:

Offences and punishment

238 (1)  Every person who has failed to file or make a return — other than a return under section 237.3 or 237.4 — as and when required by or under this Act or a regulation or who has failed to comply with subsection 116(3), 127(3.1) or (3.2), 147.1(7) or 153(1), any of sections 230 to 232, 244.7 and 267 or a regulation made under subsection 147.1(18) or with an order made under subsection (2) is guilty of an offence and, in addition to any penalty otherwise provided, is liable on summary conviction to

Tax Measures: Supplementary Information 65

(2)  Subsection (1) is deemed to have come into force on June 22, 2023.

Mutual Fund Corporations

1 (1)  The portion of subsection 131(8) of the Act before paragraph (a) is replaced by the following:

Meaning of mutual fund corporation

(8)  Subject to subsections 131(8.1) to (8.3), a corporation is, for the purposes of this section, a mutual fund corporation at any time in a taxation year if, at that time, it was a prescribed labour-sponsored venture capital corporation or

(2)  Section 131 of the Act is amended by adding the following after subsection (8.1):

Substantial interest

(8.2)  A corporation (other than a prescribed labour-sponsored venture capital corporation) is deemed not to be a mutual fund corporation after a particular time if, at that time,

(a) a person or partnership, or any combination of persons or partnerships that do not deal with each other at arm’s length (in either case, referred to in this subsection and subsection (8.3) as “specified persons”) own, in the aggregate, shares of the capital stock of the corporation having a fair market value of more than 10% of the fair market value of all of the issued and outstanding shares of the capital stock of the corporation; and

(b)  the corporation is controlled by or for the benefit of one or more specified persons.

Exception

(8.3)  Subsection (8.2) does not apply to a corporation if, at the particular time referred to in subsection (8.2),

(a)  the corporation was incorporated not more than two years before the particular time; and

(b) the aggregate fair market value of the shares of the capital stock of the corporation owned by specified persons does not exceed $5,000,000.

(3)  Subsections (1) and (2) apply to taxation years that begin after 2024.

Synthetic Equity Arrangements

1  The Act is modified to give effect to the proposals relating to the Synthetic Equity Arrangements as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Manipulation of Bankrupt Status

1 (1)  Paragraph (i) of the description of B of the definition forgiven amount in subsection 80(1) of the Act is replaced by the following:

(i)  if the debtor is an individual who is a bankrupt at that time, the principal amount of the obligation,

(2)  Subsection (1) applies in respect of bankruptcy proceedings that are commenced on or after Budget Day.

2 (1)  Subsection 128(1) of the Act is amended by adding “and” at the end of subparagraph (e)(ii), by striking out “and” at the end of paragraph (f) and by repealing paragraph (g).

(2)  Subsection (1) applies in respect of bankruptcy proceedings that are commenced on or after Budget Day.

Crypto-Asset Reporting Framework and the Common Reporting Standard

1 The Act is modified to give effect to the proposals relating to the Crypto-Asset Reporting Framework and the Common Reporting Standard as described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Withholding for Non-Resident Service Providers

1 (1)  Section 153 of the Act is amended by adding the following after subsection (7):

Non-resident service providers

(8)  The Minister may

(a) waive the requirement under subsection (1) to deduct or withhold amounts from payments described in paragraph (1)(g) to a non-resident during a period of time specified by the Minister if the Minister is satisfied that

(i)  the payments

(A)  are income of a treaty-protected business of the non-resident, or

(B)  would not be included in computing the income of the non-resident because of paragraph 81(1)(c), and

(ii)  the conditions established by the Minster are met; and

(b) revoke a waiver made under paragraph (a) if the Minister is no longer satisfied that the conditions referred to in paragraph (a) are met.

Tax Measures: Supplementary Information 67

Notice of Ways and Means Motion to amend the Excise Tax Act and Other Legislation

That it is expedient to amend the Excise Tax Act and other legislation as follows:

GST/HST on Face Masks and Face Shields

1 (1) Sections 2 to 5 of Part II.1 of Schedule VI to the Excise Tax Act are repealed.

(2) Subsection (1) applies to supplies made after April 2024.

Non-Compliance with Information Requests

2 The Excise Tax Act is modified to give effect to the proposals relating to Non-Compliance with Information Requests described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

3 The Air Travellers Security Charge Act is modified to give effect to the proposals relating to Non-Compliance with Information Requests described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

4 The Excise Act, 2001 is modified to give effect to the proposals relating to Non-Compliance with Information Requests described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

5 The Select Luxury Items Tax Act is modified to give effect to the proposals relating to Non-Compliance with Information Requests described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

6 The Underused Housing Tax Act is modified to give effect to the proposals relating to Non-Compliance with Information Requests described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Avoidance of Tax Debts

7 The Excise Tax Act is modified to give effect to the proposals relating to Avoidance of Tax Debts described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

8 The Excise Act, 2001 is modified to give effect to the proposals relating to Avoidance of Tax Debts described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

9 The Select Luxury Items Tax Act is modified to give effect to the proposals relating to Avoidance of Tax Debts described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

10 The Underused Housing Tax Act is modified to give effect to the proposals relating to Avoidance of Tax Debts described in the budget documents tabled by the Minister of Finance in the House of Commons on Budget Day.

Tax Measures: Supplementary Information  69

Notice of Ways and Means Motion to amend the Excise Act, 2001 and Other Related Texts

That it is expedient to amend the Excise Act, 2001 and other related texts as follows:

Tobacco and Vaping Product Taxation

Excise Act, 2001

1 (1) Subsection 38(3) of the Excise Act, 2001 is replaced by the following:

Exception for specified manufactured tobacco brands

(3) A container of manufactured tobacco does not require tobacco markings to be printed on or affixed to it if the brand of the tobacco is not commonly sold in Canada and is specified by the Minister.

(2) Paragraph 38(4)(a) of the Act is replaced by the following:

(a) cigarettes of the particular type or formulation exported under that brand are cigarettes specified by the Minister; and

(3) Subsections (1) and (2) come into force on the first day of the month following the month that includes the day on which the Act enacting those subsections receives royal assent.

2 (1) Paragraph 58(1)(a) of the Act is replaced by the following:

(a) the tobacco product of that brand is specified by the Minister;

(2) Paragraph 58(2)(a) of the Act is replaced by the following:

(a) cigarettes of the particular type or formulation exported under that brand are cigarettes specified by the Minister; and

(3) Subsections (1) and (2) come into force on the first day of the month following the month that includes the day on which the Act enacting those subsections receives royal assent.

3 (1) The definition adjustment day in section 58.1 of the Act is amended by striking out “or” at the end of paragraph (a.2) and by adding the following after that paragraph:

(a.3) the day after Budget Day; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

4 (1) Section 58.2 of the Act is amended by adding the following after subsection (1.2):

Imposition of tax — 2024 increase

(1.3) Subject to section 58.3, every person shall pay to His Majesty a tax on all taxed cigarettes of the person held at the beginning of the day after Budget Day at the rate of $0.02 per cigarette.

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

5 (1) Subsection 58.5(1) of the Act is amended by striking out “or” at the end of paragraph (a.2) and by adding the following after that paragraph:

Tax Measures: Supplementary Information 71

(a.3) in the case of the tax imposed under subsection 58.2(1.3), June 30, 2024; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

6 (1) Subsection 58.6(1) of the Act is amended by striking out “or” at the end of paragraph (a.2) and by adding the following after that paragraph:

(a.3) in the case of the tax imposed under subsection 58.2(1.3), June 30, 2024; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

7 Subparagraph 211(6)(e)(x) of the Act is replaced by the following:

(x) to an official solely for the administration or enforcement of the Tobacco and Vaping Products Act or the Cannabis Act,

8 (1) Paragraph 1(a) of Schedule 1 to the Act is replaced by the following:

(a) $ 0.92883; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

9 (1) Paragraph 2(a) of Schedule 1 to the Act is replaced by the following:

(a) $ 0.18576; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

10 (1) Paragraph 3(a) of Schedule 1 to the Act is replaced by the following:

(a) $ 11.61031; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

11 (1) Paragraph 4(a) of Schedule 1 to the Act is replaced by the following:

(a) $ 40.43121; or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

12 (1) Subparagraph (a)(i) of Schedule 2 to the Act is replaced by the following:

(i) $ 0.14533, or

(2) Subsection (1) is deemed to have come into force on the day after Budget Day.

13 (1) Subparagraphs 1(a)(i) and (ii) of Schedule 8 to the Act are replaced by the following:

(i) for the first 10 millilitres of vaping substance in the vaping device or immediate container, $1.12 per 2 millilitres of vaping substance or fraction thereof, and

(ii) for any additional amount of vaping substance in the vaping device or immediate container, $1.12 per 10 millilitres of vaping substance or fraction thereof; and

(2) Subparagraphs 1(b)(i) and (ii) of Schedule 8 to the Act are replaced by the following:

(i) for the first 10 grams of vaping substance in the vaping device or immediate container, $1.12 per 2 grams of vaping substance or fraction thereof, and

(ii) for any additional amount of vaping substance in the vaping device or immediate container, $1.12 per 10 grams of vaping substance or fraction thereof.

(3) Subsections (1) and (2) come into force or are deemed to have come into force on July 1, 2024.

14 (1) Subparagraphs 2(a)(i) and (ii) of Schedule 8 to the Act are replaced by the following:

(i) for the first 10 millilitres of vaping substance, $1.12 per 2 millilitres of vaping substance or fraction thereof, and

(ii) for any additional amount of vaping substance, $1.12 per 10 millilitres of vaping substance or fraction thereof; and

(2) Subparagraphs 2(b)(i) and (ii) of Schedule 8 to the Act are replaced by the following:

(i) for the first 10 grams of vaping substance, $1.12 per 2 grams of vaping substance or fraction thereof, and

(ii) for any additional amount of vaping substance, $1.12 per 10 grams of vaping substance or fraction thereof.

(3) Subsections (1) and (2) come into force or are deemed to have come into force on July 1, 2024.

Amendments to Various Regulations

Regulations Relieving Special Duty on Certain Tobacco Products

15 (1) The Regulations Relieving Special Duty on Certain Tobacco Products are repealed.

(2) Subsection (1) comes into force on the first day of the month following the month that includes the day on which that subsection is enacted or made.

Regulations Respecting Prescribed Brands of Manufactured Tobacco and Prescribed Cigarettes

16 (1) The Regulations Respecting Prescribed Brands of Manufactured Tobacco and Prescribed Cigarettes are repealed.

(2) Subsection (1) comes into force on the first day of the month following the month that includes the day on which that subsection is enacted or made.

Stamping and Marking of Tobacco, Cannabis and Vaping Products Regulations

17 (1) Paragraph 2(a) of the Stamping and Marking of Tobacco, Cannabis and Vaping Products Regulations is replaced by the following:

(a) raw leaf tobacco is packaged in a prescribed package when it is packaged

(i) in a package that contains no more than 500 g of raw leaf tobacco, and

(ii) in the smallest package — including any outer wrapper, package, box or other container — in which it is sold to the consumer;

(2) Paragraph 2(c) of the French version of the Regulations is replaced by the following:

c) dans le cas d’un produit du cannabis ou d’un produit de vapotage, le plus petit emballage, y compris l’enveloppe extérieure, l’emballage, la boîte ou autre contenant, dans lequel il est vendu au consommateur.

(3) Subsection (1) comes into force on the first day of the month following the month that includes the day on which that subsection is enacted or made.

18 (1) Section 4.01 of the Regulations is amended by renumbering subsection (2) as subsection (3) and by adding the following after subsection (1):

Tax Measures: Supplementary Information 73

(2) If the Minister holds, at any time in a calendar month, security that a person has provided under subsection 25.1(3) of the Act and if the person is not a tobacco licensee throughout the calendar month, the person must file with the Minister an information return for the calendar month in respect of the possession and use of any tobacco excise stamps issued to the person.

(2) Subsection (1) comes into force on the first day of the month following the month that includes the day on which that subsection is enacted or made.

19 (1) Subsection 5(2) of the Regulations is amended by striking out “or” at the end of paragraph (c), by adding “or” at the end of paragraph (d) and by adding the following after paragraph (d):

(e) 500 g of packaged raw leaf tobacco.

(2) Subsection (1) comes into force on the first day of the month following the month that includes the day on which that subsection is enacted or made.